UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Esterline Technologies Corporation

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NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

ESTERLINE TECHNOLOGIES CORPORATION

500 108th Avenue NE

Bellevue, Washington 98004

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 5, 2014

To the Shareholders of Esterline Technologies Corporation:

NOTICE IS HEREBY GIVEN that the 2014 annual meeting of shareholders for ESTERLINE TECHNOLOGIES CORPORATION, a Delaware corporation (the “Company”), will be held on Wednesday, March 5, 2014, at 10:30 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington, for the following purposes:

(1)	to elect as directors of the Company the four nominees named in the attached proxy statement;

(2)	to approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 25, 2013;

(3)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2014; and

(4)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on January 7, 2014, as the record date for determination of shareholders entitled to notice of and to vote at the meeting or any adjournment or postponement thereof. Members of the Company’s management will not make any formal presentations as part of the annual meeting, but will be available to address questions from shareholders, as appropriate.

The Company’s Annual Report for fiscal year 2013 is provided for your convenience.

By order of the Board of Directors

/s/ AMY L. WATSON
AMY L. WATSON
Associate General Counsel and
Corporate Secretary

January 23, 2014

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held March 5, 2014

This proxy statement, which is first being provided to shareholders on or about January 23, 2014, has been prepared in connection with the solicitation by the Board of Directors of Esterline Technologies Corporation (the “Company”) of proxies in the accompanying form to be voted at the 2014 annual meeting of shareholders of the Company to be held on Wednesday, March 5, 2014, at 10:30 a.m. (local time), at the Seattle offices of Perkins Coie LLP, 1201 Third Avenue, Suite 4900, Seattle, Washington 98101, and at any adjournment or postponement thereof. The Company’s principal executive office is at 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

Shareholders are being asked to vote on three proposals at the 2014 annual meeting:

(1)

to elect as directors of the Company four nominees: Anthony P. Franceschini, James J. Morris and Henry W. Winship IV to the class of directors whose term will expire at the 2017 annual meeting of shareholders and Curtis C. Reusser to the class of directors whose term expires at the 2016 annual meeting of shareholders;

(2)	to approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 25, 2013; and

(3)	to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2014.

In addition, you may be asked to consider any other business properly presented at the 2014 annual meeting and any adjournment or postponement of the annual meeting. Members of the Company’s management will not make any formal presentations as part of the 2014 annual meeting, but will be available to address questions from shareholders, as appropriate.

The cost of this solicitation will be borne by the Company. In addition to solicitation by mail, officers and employees of the Company may, without additional compensation, solicit the return of proxies by telephone, telegram, messenger, facsimile transmission or personal interview. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy material to their principals and the Company may reimburse such persons for their expenses in so doing. The Company has retained MacKenzie Partners, Inc. to provide proxy solicitation services for a fee of $9,000, plus reimbursement of its out-of-pocket expenses.

Registered shareholders can vote in person, by Internet, by telephone or by mail, as described below. If you are a beneficial shareholder, please refer to the information forwarded by your broker, bank or other holder of record to see what options are available to you. Registered shareholders may cast their vote by:

(1)	Attending and voting in person at the annual meeting;

(2)

Accessing the Internet website specified in the Notice of Internet Availability and following the instructions provided on the website (or if printed copies of the proxy materials were requested, as specified in the printed proxy card);

(3)

Calling the telephone number specified in the Notice of Internet Availability and voting by following the instructions provided on the phone line (or if copies of the proxy materials were requested, as specified in the printed proxy card); or

(4)	Requesting a printed proxy card and completing, signing, dating and promptly mailing the proxy card in the envelope provided.

Any proxy given pursuant to the solicitation may be revoked at any time prior to being voted. A proxy may be revoked by the record holder or other person entitled to vote (a) by attending the meeting in person and voting the shares, (b) by executing another proxy dated as of a later date or (c) by notifying the Secretary of the Company in writing, at the Company’s address set forth on the notice of the meeting, provided that such notice is received by the Secretary prior to the meeting date. All shares represented by valid proxies will be voted at the meeting. Proxies will be voted in accordance with the specification made therein or, in the absence of specification, in accordance with the provisions of the proxy.

The Board of Directors has fixed the close of business on January 7, 2014, as the record date for determining the holders of common stock of the Company (the “Common Stock”) entitled to notice of and to vote at the annual meeting. The Common Stock is listed for trading on the New York Stock Exchange. At the close of business on the record date there were outstanding and entitled to vote 31,684,082 shares of Common Stock, which are entitled to one vote per share on all matters which properly come before the annual meeting.

The presence in person or by proxy of the holders of a majority of the outstanding shares of Common Stock entitled to vote is required to constitute a quorum for the transaction of business at the meeting. The inspector of elections, who determines whether or not a quorum is present at the annual meeting, will count abstentions and broker non-votes, which are discussed further below, as shares of Common Stock that are present and entitled to vote for purposes of determining the presence of a quorum. There must be a quorum for the meeting to be held. The Company has appointed Computershare as the inspector of elections for the annual meeting. Votes cast by proxy or in person at the annual meeting will be tabulated by the inspector of elections appointed for the annual meeting.

For Proposal One regarding the election of directors, each nominee must receive an affirmative vote of a majority of votes cast, either in person or represented by proxy at the meeting, to be elected to the Board of Directors. Shareholders are not entitled to cumulate votes in electing directors. For Proposal Two regarding the advisory vote on the executive compensation of the Company’s named executive officers, the affirmative vote of a majority of the votes cast will be required for approval of the proposal. For Proposal Three, an affirmative vote of a majority of votes cast will be required to approve the ratification of selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2014. The votes on Proposal Two (regarding executive compensation) and Proposal Three (regarding the ratification of our independent auditors) are advisory in nature and are nonbinding.

Abstentions and broker non-votes will not be considered votes cast with respect to Proposals One, Two and Three and as a result, they will have no effect on the vote relating to those proposals. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker does not exercise discretion to vote those shares on a particular matter. Brokers may not exercise discretion to vote shares as to non-routine matters, such as the election of directors or the advisory votes on executive compensation. Brokers may exercise discretion to vote shares as to which instructions are not given with respect to routine matters, such as the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

PROPOSAL ONE:

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide for a board of directors that consists of not less than seven (7) or more than twelve (12) members, as may be fixed from time to time by the Board of Directors. The Company’s Restated Certificate of Incorporation provides that the directors will be divided into three classes, with the classes serving for staggered, three-year terms such that approximately one-third of the directors are elected each year.

In March 2013, upon the retirement of Mr. Robert W. Cremin at the end of the 2013 annual shareholders meeting, the Board of Directors decreased the authorized number of directors of the Board to ten.

Effective October 28, 2013, the Board of Directors increased the authorized number of directors of the Board to eleven, elected Mr. Curtis C. Reusser to fill the vacancy created by the expansion and, in accordance with the Company’s Restated Certificate of Incorporation, classified Mr. Reusser in the class of directors whose term expires at the 2016 annual meeting. Mr. Reusser succeeded R. Bradley Lawrence, who retired as President and CEO as of October 28, 2013 and continued as Executive Chairman of the Board. In December 2013, Mr. Lawrence advised the Board that he will retire as Executive Chairman at the conclusion of the 2014 annual meeting. In light of the retirement of Mr. Lawrence, by resolution of the Board of Directors effective at the conclusion of the 2014 annual shareholders meeting, the number of authorized members of the Board of Directors will be reduced to ten.

Majority Voting in Director Elections

Pursuant to the Company’s Amended and Restated Bylaws, a director nominee is elected to the Board if the votes cast for the nominee exceed the votes cast against the nominee. Abstentions will have no effect on the election of directors since only votes “For” or “Against” a nominee will be counted.

Under the Company’s Corporate Governance Guidelines, the Board will nominate only those persons who tender, in advance, irrevocable resignations, which are effective upon a director’s failure to receive the required vote at any annual meeting at which they are nominated for re-election and Board acceptance of the resignation. The Board will act on the resignation, taking into account the recommendation of the Nominating & Corporate Governance Committee, and publicly disclose its decision within 90 days from the date of the certification of the election results. Any director who tenders such a resignation in accordance with the Corporate Governance Guidelines will not participate in the Nominating & Corporate Governance Committee recommendation or Board decision on the resignation. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until his or her successor is duly elected, or until his or her earlier resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board as provided for and in accordance with the Bylaws.

The Board of Directors recommends a vote FOR its director nominees named below.

Information as to each nominee and each director whose term will continue after the 2014 annual meeting is provided below. Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy to vote shares represented by properly executed proxies FOR the election of the nominees named below. The Board of Directors knows of no reason why any of its nominees will be unable or unwilling to serve. If any nominee becomes unavailable to serve, the Board of Directors intends for the persons named as proxies to vote for the election of such other persons, if any, as the Board of Directors may recommend.

Nominees to the class of directors whose term will expire at the 2017 annual meeting:

Anthony P. Franceschini

President and Chief Executive Officer (Retired), Stantec Inc. Age 62.

Prior to May 2009, Mr. Franceschini was the President and Chief Executive Officer of Stantec Inc. (an engineering, architecture and related professional services design firm), having held such positions since June 1998. He has served and continues to serve as a director of Stantec Inc. since March 1994. He is chairman of the board for ZCL Composites Inc. and also a director of Aecon Group Inc. and two other private companies. He has been a director of the Company since 2002.

Mr. Franceschini has substantive experience in the area of mergers and acquisitions, having guided Stantec Inc. through a period of significant growth facilitated through many successful acquisitions. His understanding of the acquisition process and post-acquisition integration is beneficial to the Board and management. Additionally, as a Canadian citizen, Mr. Franceschini’s familiarity with Canadian business and banking practices is supportive of Esterline’s investments in Canada.

James J. Morris

Vice President, Engineering and Manufacturing (Retired), The Boeing Company. Age 65.

Prior to 2007, Mr. Morris was the Vice President, Engineering and Manufacturing, of The Boeing Commercial Airplane Company, having held such position since 2005. He is a Principal at J2 Ventures and is a director of Héroux-Devtek Inc., LORD Corporation, and JURA Corporation. He has been a director of the Company since 2007.

Mr. Morris’ experience in supply chain management, engineering, and manufacturing at The Boeing Commercial Airplane Company and within Boeing’s helicopter business, as well as his continuing involvement in the aerospace industry, adds a depth of knowledge of the aerospace business, as well as a global perspective to the Board that is difficult to replicate. Mr. Morris has a solid understanding of the complexities involved in the dynamics of a low volume, high mix manufacturing environment found in many of Esterline’s operations.

Henry W. Winship IV

Principal and Senior Managing Director, Relational Investor LLC. Age 46.

Mr. Winship has been Principal and Senior Managing Director of Relational Investors LLC (an investment advisory firm) since April 2011. Prior to that time, he was a Principal and Managing Director since 2004. Mr. Winship is also a member of Relational Investors’ Investment Committee. He has been a director of the Company since December 2012.

Mr. Winship has over 20 years of experience in investment management, accounting and financial management. Mr. Winship adds the perspective of a large shareholder to the Board, as well as diverse industry experience and expertise in capital allocation. Mr. Winship has extensive experience in financial analysis of industrial and aerospace companies and possesses significant knowledge of business strategy development and merger and acquisition valuation and analysis.

Nominee to the class of directors whose term will expire at the 2016 annual meeting:

Curtis C. Reusser

President and Chief Executive Officer, Esterline Technologies Corporation. Age 53

Mr. Reusser has been President and Chief Executive Officer of the Company since October 2013. Previously, he was President, Aircraft Systems of UTC Aerospace Systems for United Technologies Corporation (a provider of a broad range of high-technology products and services to the global aerospace and building systems industries) from July 2012 to October 2013. Prior to that time, he was President of the Electronic Systems segment of Goodrich Corporation (an aerospace and defense company) from January 2008 to July 2012. He has been a director of the Company since October 2013 and his current term expires in 2016.

Mr. Reusser brings to the Board over 30 years of experience in the aerospace and defense industry. With his engineering background and substantive leadership experience at Goodrich Corporation and United Technologies Corporation, Mr. Reusser adds a “hands-on” dynamic to the Board. Mr. Reusser has direct experience in growing and leading businesses that are complementary to Esterline’s, including sensors and systems, power systems, and intelligence, surveillance, and reconnaissance. As President and CEO of Esterline, these experiences add significantly to the Company’s operations and marketing strategy deployment.

Continuing directors:

Delores M. Etter

Director, Caruth Institute for Engineering Education and Texas Instruments

Distinguished Chair in Engineering Education, Southern Methodist University. Age 66.

Dr. Etter has been the Director of the Caruth Institute for Engineering Education and the Texas Instruments Distinguished Chair in Engineering Education at Southern Methodist University since June 2008. Previously, she held the position of Assistant Secretary of the Navy for Research, Development and Acquisition from November 2005 to November 2007. She is also a member of the National Academy of Engineering and is a Fellow of the Institute of Electrical and Electronic Engineers, the American Association for the Advancement of Science and the American Society for Engineering Education. She is also a director of LORD Corporation and Stantec Inc. She has been a director of the Company since 2010, and her current term expires in 2015.

Dr. Etter has had multiple, substantive experiences within the U.S. Department of Defense, as well as serving on the faculty at the U.S. Naval Academy. This experience, coupled with her deep technical knowledge, and her familiarity with the Joint Strike Fighter and the Mine Resistant Ambush Protected Vehicle program, enable Dr. Etter to provide insight and guidance to management and the Board.

Paul V. Haack

Senior Partner (Retired), Deloitte & Touche LLP. Age 63.

Prior to 2006, Mr. Haack was a Senior Partner with Deloitte & Touche LLP (a public accounting firm) in their Chicago office, primarily serving companies in the aerospace and defense industry. He is currently a trustee of the University of Montana. He has been a director of the Company since 2006, and his current term expires in 2016.

Mr. Haack has extensive financial and accounting expertise gained from his many years with Deloitte & Touche LLP. He also has experience in complex mergers and acquisitions and capital structure issues gained from involvement in transactions during his career. Also, he has experience in the aerospace and defense industry, having worked with many companies in the industry as one of Deloitte’s practice leaders in aerospace and defense.

Mary L. Howell

Executive Vice President (Retired), Textron, Inc. Age 61.

Prior to January 2010, Ms. Howell was the Executive Vice President of Textron, Inc. (a multi-industry company serving aircraft, automotive, defense, industrial, and finance businesses), having held such position since August 1995. Ms. Howell is also a board member of the Atlantic Council of the United States. She has been a director of the Company since 2011, and her current term expires in 2015.

Ms. Howell has had extensive experience in the commercial and military markets. She has deep expertise in marketing, sales and business development. She served on the boards of the National Association of Manufacturers and the Aerospace Industries Association. Further, her experience as a board member of FM Global gives her insight to sophisticated risk management practices.

Scott E. Kuechle

Executive Vice President and Chief Financial Officer (Retired), Goodrich Corporation. Age 54.

Prior to July 2012, Mr. Kuechle was the Executive Vice President and Chief Financial Officer of Goodrich Corporation (an aerospace and defense company) since August 2005. He is also a director of Wesco Aircraft Holdings, Inc. and Kaman Corporation. He has been a director of the Company since December 2012, and his current term expires in 2016.

Mr. Kuechle’s extensive experience within the aerospace & defense industry, coupled with his deep financial expertise, provide the Board with a powerful skillset to draw upon as the Company continues to execute its strategic plan with a focus on organic sales growth and good-fit mergers and acquisitions.

Jerry D. Leitman

Chairman (Retired), FuelCell Energy, Inc. Age 71.

Prior to February 2007, Mr. Leitman was the Chairman of the Board of FuelCell Energy, Inc. (a fuel cell company), having held such position since June 2002. He has been a director of the Company since 1998, and his current term expires in 2015.

Mr. Leitman’s contributions to the Board come from a combination of skills acquired from his time as an executive in a global, complex multinational firm – ABB – as well as the driving force and CEO and Chairman of a start-up energy company. These experiences enable Mr. Leitman to provide insight on capital structure decisions, compensation planning, and leadership in fast moving organizations.

Gary E. Pruitt

Chairman (Retired), Univar. Age 63.

Prior to November 2010, Mr. Pruitt was the Chairman of Univar (a leading chemical distributor), having held such position since June 2002. In addition, he also served as Chief Executive Officer from June 2002 to October 2009. He is also a director of Itron, Inc., Premera Blue Cross, and PS business Parks, Inc., and is a trustee of Public Storage, Inc. He has been a director of the Company since 2009, and his current term expires in 2015.

Mr. Pruitt brings extensive knowledge of growing and directing a large, complex, global company. Mr. Pruitt also is familiar with the nuances of international taxation, as he has significant experience in capital structure and treasury management. This unique set of skills is valuable to the Board as the Company has material portions of the business located outside of the U.S., as well as a complex organizational tax structure.

OTHER INFORMATION AS TO DIRECTORS

Director Compensation

The following table describes the compensation earned by persons who served as non-employee directors during fiscal 2013. Employees of the Company serving on the Board or committees received no additional compensation for such service.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other Compensation $	Total ($)
Robert W. Cremin (3)	$26,250	$—	$—	$26,250
Delores M. Etter	61,250	100,000	—	161,250
Anthony P. Franceschini	65,000	100,000	—	165,000
Paul V. Haack	90,000	100,000	—	190,000
Mary L. Howell	67,500	100,000	—	167,500
Scott E. Kuechle (4)	61,250	100,000	—	161,250
Jerry D. Leitman	62,500	100,000	—	162,500
James J. Morris	71,250	100,000	—	171,250
Gary E. Pruitt	75,000	100,000	—	175,000
Henry W. Winship IV (4)	60,000	100,000	—	160,000

(1)	Amounts in this column represent retainers and chair fees.

(2)	Amounts in this column represent the aggregate grant date fair value of awards granted during fiscal 2013, computed in accordance with Accounting Standards Codification Topic 718 (ASC 718).

(3)	Mr. Cremin retired from the Board immediately following the annual meeting of shareholders in March 2013.

(4)	Mr. Kuechle and Mr. Winship were appointed to the Board in December 2012.

The Compensation Committee reviews director remuneration periodically, and seeks information and advice from its compensation consultant, Semler Brossy, to assist the Committee’s consideration. Typically, the Committee reviews and considers current market benchmark information concerning practices common among the then-current peer group the Company references for purposes of making executive pay comparisons, and based on public company practices more generally. Following this practice, the Committee reviewed, but made no changes to director compensation in fiscal 2013, other than to establish compensation for the members of the Regulatory Compliance Subcommittee of the Audit Committee that was formed in August 2013, as set forth below. In general, the Committee believes the current director remuneration program: (1) is competitive; (2) retains a sound balance between equity-based compensation and cash fees; and (3) focuses on directors’ overall stewardship responsibility to the Company by better linking pay to the role each director holds, rather than paying for discrete activity, such as meeting attendance fees. The Company paid the cash fees to non-employee directors set forth below:

Non-Employee Director Annual Retainer	$45,000
Lead Independent Director Additional Annual Retainer	25,000
Audit Committee Member Annual Retainer	12,500
Audit Committee Chair Additional Annual Retainer	12,500
Compensation Committee Member Annual Retainer	7,500
Compensation Committee Chair Additional Annual Retainer	7,500
Regulatory Compliance Subcommittee Member Annual Retainer (1)	7,500
Regulatory Compliance Subcommittee Committee Chair Additional Annual Retainer (1)	7,500
Nominating & Corporate Governance Committee Member Annual Retainer	5,000
Nominating & Corporate Governance Committee Chair Additional Annual Retainer	5,000
Strategy & Technology Committee Member Annual Retainer	5,000
Strategy & Technology Committee Chair Additional Annual Retainer	7,500

(1)	The actual retainer amounts earned in fiscal 2013 were based on the full number of months during fiscal 2013 during which the Subcommittee existed.

All annual retainers are paid quarterly in arrears. The Company also reimburses non-employee directors for reasonable expenses incurred in attending Board and committee meetings.

In addition, the Company makes an annual issuance of $100,000 worth of fully-paid Common Stock to each non-employee director serving on the Board the day after each annual meeting of shareholders. The number of shares of Common Stock issued is determined based on the closing price of our Common Stock on the date of the annual meeting, as reported in the Wall Street Journal the following day. During fiscal 2013, shares to non-employee directors were issued under the Company’s 2013 Equity Incentive Plan. Board policy requires non-employee directors to acquire and hold shares of the Company’s Common Stock that are equal to or greater in value than five times the amount of the annual cash retainer for Board service, which is currently $45,000, as shown above. All non-employee directors, other than Mr. Kuechle and Mr. Winship, are to achieve this stock ownership level by the end of the second fiscal quarter of 2017, and Mr. Kuechle and Mr. Winship are to achieve the required ownership level by the fifth anniversary of their election to the Board, or December 2017.

Board and Board Committees

There were thirteen meetings of the Board of Directors during fiscal 2013. During fiscal 2013, each director attended at least 75% of the total number of meetings of the Board of Directors and Board committees of which he/she was a member.

The Board recognizes that there is no single best approach to the structure of Board leadership and therefore, our Corporate Governance Guidelines provide that there shall be a Chairman of the Board who may or may not be a member of management. In the event the Chairman is a member of management, a Lead Independent Director shall be selected from among the non-management directors. This gives the Board the flexibility to structure the Board’s leadership in the best interests of the Company. Currently, Mr. Lawrence serves as the Executive Chairman of the Board, and due to Mr. Lawrence’s current position with the Company, Mr. Paul V. Haack currently serves as the Lead Independent Director.

The Chairman of the Board, if a non-management director, presides over executive sessions of non-management directors, which are held on a regular basis, generally at each scheduled Board meeting. Because the Chairman of the Board is an employee of the Company, the Lead Independent Director, Mr. Haack, presides over the sessions. Non-management directors who are considered independent under the NYSE independence listing standards also meet in executive session at least once annually. In addition, the Audit Committee has adopted the practice of reserving time at each meeting to meet without members of Company management present. The Compensation Committee and the Nominating & Corporate Governance Committee also have adopted a similar practice of meeting periodically without members of Company management present.

Board’s Role in Risk Oversight. The Company has traditionally identified and evaluated risk as part of its annual strategic planning process (carried out through its business units) and will continue to do so. Beginning in 2009, the Company developed and implemented an enterprise risk management program (“ERM”) which incorporates the business unit risk assessments. The Company’s ERM program is a systematic approach to risk assessment and mitigation, which is designed to measure, manage and aggregate risks on an enterprise-wide basis. Under the Company’s ERM program, management identifies various risks facing the Company and assesses such risks by likelihood of occurrence and potential impact on earnings. Management has the responsibility for developing an action plan to address, mitigate or monitor such risks. Management updates the ERM program annually to reassess existing risk profiles and to identify new risks that may need to be incorporated into the assessment.

The Board of Directors has chosen to retain overall responsibility for overseeing risk assessment in light of the interrelated nature of the elements of risk, rather than delegating this responsibility to a Board committee. As described below, the Board receives assistance from certain of its committees for the identification and monitoring of those risks that are related to the committees’ areas of focus as described in each committee charter. The Board and its committees exercise their risk oversight function by carefully evaluating management reports and making inquiries of management regarding material risk exposures and the steps taken to control such exposure.

The Audit Committee reviews risks related to internal controls, disclosure, financial reporting, and legal and compliance activity. Among other processes, the Audit Committee meets regularly in executive sessions with our internal and external auditors as well as the Chief Financial Officer and Chief Accounting Officer. In addition, the Audit Committee formed a Regulatory Compliance Subcommittee in August 2013 to support and enhance the Audit Committee’s oversight of the Company’s risk management and related activities associated with trade and other regulatory compliance.

The Compensation Committee reviews risks associated with the Company’s compensation programs, to ensure that incentive compensation arrangements for employees do not encourage inappropriate risk taking, as described more fully under Statement Regarding Compensation Practices in this proxy statement.

Attendance at the Annual Meeting. The Board of Directors currently does not have a policy with regard to director attendance at the Company’s annual shareholders meeting; however, it schedules the first quarter meeting of the Board of Directors on the same date as the annual shareholders meeting to facilitate director attendance at the annual meeting. All of the Company’s directors then-serving as a director attended the annual shareholders meeting in 2013.

Board Independence. The Board has reviewed the relationships between the Company and each director and has determined that a majority of the directors are independent for purposes of the NYSE corporate governance listing standards. In accordance with these listing standards, the Board adopted its own set of specified criteria, identified in the Company’s Corporate Governance Guidelines which are posted on the Company’s website at www.esterline.com under the Corporate Governance tab, to assist it in determining whether any relationship between a director and the Company impairs independence. Using the adopted criteria, the Board affirmatively determined that all of the directors, other than Mr. Lawrence and Mr. Reusser, are independent under the NYSE listing standards. Neither Mr. Lawrence nor Mr. Reusser meet NYSE independence listing standards due to their current positions as Executive Chairman and President and Chief Executive Officer of the Company, respectively.

The Audit Committee currently consists of directors Pruitt (Chairman), Haack, Howell, Kuechle and Morris, each of whom is independent in accordance with applicable rules promulgated by the Securities and Exchange Commission (“SEC”) and NYSE listing standards. The Audit Committee selects and retains the independent registered public accounting firm to audit the Company’s annual financial statements, approves the terms of the engagement of the independent registered public accounting firm and reviews and approves the fees charged for audits and for any non-audit assignments. The Board of Directors has adopted a written charter for the Audit Committee, a copy of which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Audit Committee’s responsibilities also include, among others, overseeing (1) the integrity of the Company’s financial statements, which includes reviewing the scope and results of the annual audit by the independent registered public accounting firm, any recommendations of the independent registered public accounting firm resulting therefrom and management’s response thereto and the accounting principles being applied by the Company in financial reporting, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accounting firm’s qualifications and independence, (4) the performance of the Company’s internal auditors and the independent registered public accounting firm, and (5) such other related matters as may be assigned to it by the Board of Directors. The Audit Committee met eight times during fiscal 2013.

The Board of Directors has determined that both Messrs. Haack and Pruitt qualify as an “audit committee financial expert” as defined in Item 407 of Regulation S-K promulgated by the SEC and that each Audit Committee member has accounting and financial management literacy under NYSE listing standards.

In August 2013, the Audit Committee formed a Regulatory Compliance Subcommittee to support and enhance the Audit Committee’s oversight of the Company’s risk management and related activities associated with trade and other regulatory compliance. The Regulatory Compliance Subcommittee currently consists of directors Howell (Chairman), Etter, Kuechle and Morris.

The Compensation Committee currently consists of directors Franceschini (Chairman), Etter, Haack, Leitman and Winship, each of whom is independent in accordance with applicable NYSE listing standards. The Compensation Committee develops, evaluates and recommends to the independent members of the Board for its approval corporate goals and objectives relevant to the compensation of the Chief Executive Officer; evaluates the Chief Executive Officer’s performance and that of other corporate officers in light of corporate goals and objectives, develops, evaluates and decides the form and level of compensation for the CEO and other officers of the Company, recommends compensation for Board members, oversees the Company’s succession planning process, and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at

www.esterline.com under the Corporate Governance tab. The Compensation Committee also administers the Company’s equity and incentive compensation plans for officers and senior corporate management, which includes recommending amendments to such plans. When appropriate, the Compensation Committee may form and delegate authority to subcommittees, or may delegate authority to one or more designated members of the Board or to corporate officers. The Chief Executive Officer, the Vice President & General Counsel, and the Vice President Human Resources are non-voting advisors to the Compensation Committee from whom the Compensation Committee solicits and considers recommendations as to compensation for the other executive officers as well as other matters related to the Company’s executive compensation program.

The Compensation Committee has the sole authority from the Board of Directors for the appointment, compensation, and oversight of the Company’s outside executive and director compensation consultant. The Compensation Committee has engaged Semler Brossy, an independent executive compensation consultant, to: (1) review and develop compensation program recommendations for Company executives and directors; (2) provide and analyze benchmark compensation data for executive officers and directors from peer companies and from general compensation surveys; (3) advise the Committee on compensation levels for executive officers and directors; and (4) provide analysis and recommendations related to the design of executive incentive plans. Semler Brossy does no other work for and has no other business relationships with Esterline. The firm reports directly to the Committee, and the Committee may replace the firm or hire additional consultants at any time. A representative of the firm attends meetings of the Committee, upon request, and communicates with the Committee chair between meetings. The Compensation Committee met eight times during fiscal 2013.

The Nominating & Corporate Governance Committee currently consists of directors Leitman (Chairman), Franceschini, and Pruitt, each of whom is independent in accordance with applicable NYSE listing standards. The Nominating & Corporate Governance Committee recommends director candidates to the entire Board, oversees the evaluation of the Board of Directors and Company management, develops and monitors corporate governance principles, practices and guidelines for the Board of Directors and the Company, and is responsible for performing the other related responsibilities set forth in its written charter, which is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Nominating & Corporate Governance Committee met six times during fiscal 2013.

The Executive Committee currently consists of directors Lawrence (Chairman), Franceschini, and Pruitt. The Executive Committee reviews situations that might, at some future time, become items for consideration of the entire Board of Directors and acts on behalf of the entire Board of Directors between its meetings.

The Strategy & Technology Committee currently consists of directors Morris (Chairman), Etter, Howell, Kuechle and Winship. The Strategy & Technology Committee reviews and makes recommendations to the Board of Directors regarding business and technology acquisition opportunities, monitors and evaluates the execution and performance of significant new product and technology launches, and monitors and evaluates the Company’s research and development programs.

Director Nominations and Qualifications

In accordance with the Company’s Amended and Restated Bylaws, any shareholder entitled to vote for the election of directors at the annual meeting may nominate persons for election as directors at the 2015 annual shareholders meeting only if the Corporate Secretary receives written notice of any such nominations no earlier than October 12, 2014, and no later than November 11, 2014. Such nominations should be sent to: Esterline Technologies Corporation, Attn: Corporate Secretary, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 and comply with the requirements set forth in our Bylaws.

The Chairman of the Board, other directors or senior management of the Company may also recommend director nominees. The Nominating & Corporate Governance Committee will evaluate recommended director nominees, including those that are submitted to the Company by a shareholder, taking into consideration certain criteria such as business or community leadership experience, policy-making experience, record of accomplishments, personal integrity and high moral responsibility, capacity to evaluate strategy and reach sound conclusions and current Board composition. In addition, prospective directors must have time available to devote to Board activities and be able to work well with the Chief Executive Officer and other members of the Board. Although there is no formal diversity policy in place, the Company and the Nominating and Corporate Governance Committee value board members with varying viewpoints, backgrounds, and experiences. They consider candidates’ diverse backgrounds as a favorable asset in identifying nominees for director.

The Company did not receive any shareholder nominations for directors to be considered by the Nominating & Corporate Governance Committee for the 2014 annual shareholders meeting.

Communications with the Board

Shareholders, and other interested parties, may contact Mr. Lawrence, as the Executive Chairman, Mr. Haack, as the Lead Independent Director, the non-management directors as a group, the Board of Directors as a group or an individual director by the following means:

Email:	boardofdirectors@esterline.com

Mail:	Board of Directors Attn: Lead Independent Director or Corporate Secretary Esterline Technologies Corporation 500 108th Avenue NE, Suite 1500 Bellevue, WA 98004

Each communication should clearly specify the name of the individual director or group of directors to whom the communication is addressed. Communications sent by email are delivered directly to the Lead Independent Director and to the Corporate Secretary, who will promptly forward such communications to the specified director addressees. Communications sent by mail will be promptly forwarded by the Corporate Secretary to the specified director addressee or, if such communication is addressed to the full Board of Directors, to the Chairman of the Board and the Lead Independent Director, who will promptly forward such communication to the full Board of Directors. Shareholders wishing to submit proposals for inclusion in the proxy statement relating to the 2015 annual shareholders meeting should follow the procedures specified under Shareholder Proposals for 2015 in this proxy statement. Shareholders wishing to nominate or recommend directors should follow the procedures specified under “Other Information as to Directors—Director Nominations and Qualifications” above.

CODE OF ETHICS

The Company has adopted a code of ethics that applies to its accounting and financial employees, including the Chief Executive Officer and Chief Financial Officer. This code of ethics, which is included as part of the Company’s Code of Business Conduct and Ethics that applies to the Company’s employees and directors, is posted on the Company’s website at www.esterline.com under the Corporate Governance tab. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to or waiver from application of the code of ethics provisions of the Code of Business Conduct and Ethics that applies to the Chief Executive Officer or the Chief Financial Officer, and any other applicable accounting and financial employee, by posting such information on its website at www.esterline.com under the Corporate Governance tab.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock as of January 7, 2014, by (i) each person or entity who is known by the Company to own beneficially more than 5% of the Common Stock, (ii) each of the Company’s directors, (iii) each of the Company’s Named Executive Officers (“NEOs”) and (iv) all directors and executive officers of the Company as a group.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership (2)		Percent of Class
BlackRock, Inc 40 East 52nd Street, New York, NY 10022	2,599,725	(3)	8.2%
Relational Investors LLC 12400 High Bluff Drive, Suite 600, San Diego, CA 92130	2,469,765	(4)	7.8%
Dimensional Fund Advisors LP Palisades West – Bldg. One, 6300 Bee Cave Road, Austin, TX 78746	2,430,074	(5)	7.7%
Henry W. Winship IV	2,471,174	(6)	7.7%
FMR LLC 82 Devonshire Street, Boston, MA 02109	1,886,306	(7)	6.0%
R. Bradley Lawrence	232,491	(8)	*
Robert D. George	139,425	(8)	*
Frank E. Houston	72,750	(8)	*
Jerry D. Leitman	27,201		*
Alain M. Durand	20,025	(8)	*
Paul V. Haack	19,880		*
Anthony P. Franceschini	15,121		*
Albert S. Yost	13,576	(8)	*
James J. Morris	12,347		*
Delores M. Etter	7,384		*
Gary E. Pruitt	5,559		*
Mary L. Howell	4,949		*
Scott E. Kuechle	1,409		*
Curtis C. Reusser	—		—
Directors, nominees and executive officers as a group (17 persons)	3,114,880	(8)	9.7%

*	Less than 1%

(1)	Unless otherwise indicated, the business address of each of the shareholders named in this table is Esterline Technologies Corporation, 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

(2)

Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of Common Stock subject to options currently exercisable or exercisable within 60 days after January 7, 2014, are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. As of January 7, 2014, there were 31,684,082 shares of Common Stock outstanding. Unless otherwise indicated in the footnotes to this table, the person and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(3)

The information on the number of shares held is based on a Schedule 13G filed on February 1, 2013, on behalf of BlackRock, Inc. (“BlackRock”). Based upon such filing, BlackRock beneficially owns 2,599,725 shares.

(4)

The information on the number of shares held is based on a Form 4 filed on December 13, 2013, by Henry W. Winship IV. Based upon such filing, Relational Investors, LLC (“RILLC”) is the record owner of 100 shares and sole general partner or investment manager of certain affiliated entities. These entities own a total of 2,469,765 shares.

(5)

The information on the number of shares held is based upon a Schedule 13G filed on February 11, 2013, on behalf of Dimensional Fund Advisors LP (“Dimensional”). Based upon such filing, Dimensional is an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other investment vehicles, including commingled group trusts. These investment companies and investment vehicles are the “Funds.” In its role as investment advisor or investment manager, Dimensional possessed sole voting and investment power over all of the shares. The Funds own all of the shares, and Dimensional disclaims beneficial ownership of such shares. Dimensional has sole voting power over 2,400,685 shares and sole dispositive power over 2,430,074 shares.

(6)

Includes 2,469,765 shares beneficially owned by RILLC, as described in Note 4 above. Mr. Winship disclaims beneficial ownership of the shares beneficially owned by RILLC except to the extent of his pecuniary interest therein.

(7)	The information on the number of shares held is based upon a Schedule 13G filed on February 13, 2013, on behalf of FMR LLC (“FMR”). Based upon such filing, FMR beneficially owns 1,886,306 shares.

(8)

Includes shares subject to options granted under the Company’s 2004 Equity Incentive Plan and the Company’s 2013 Equity Incentive Plan which are exercisable currently or within 60 days of January 7, 2014, as follows: Mr. Lawrence, 223,525; Mr. George, 134,925 shares; Mr. Durand, 20,025; Mr. Houston, 72,750 shares; Mr. Yost, 12,775 shares; and directors, nominees and executive officers as a group, 528,800 shares.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion describes and analyzes Esterline’s compensation program for its NEOs. For fiscal 2013, our NEOs are:

•	R. Bradley Lawrence, Chairman, President and Chief Executive Officer (“CEO”);

•	Robert D. George, Chief Financial Officer (“CFO”), Vice President, and Corporate Development;

•	Alain M. Durand, Group Vice President;

•	Frank E. Houston, Senior Group Vice President; and

•	Albert S. Yost, Group Vice President and Treasurer.

It is important to note that the Company transitioned to a new President and CEO, Curtis C. Reusser, effective the first day of our 2014 fiscal year, October 28, 2013. As part of this planned transition, Mr. Lawrence retired as President and CEO effective October 28, 2013, and he will serve as Executive Chairman of the Board through the 2014 annual shareholders meeting. He has announced his intention to retire from the Board effective at that time, but he will continue as a part-time, non-executive employee serving as Senior Advisor on special projects and initiatives as assigned by the CEO through the end of our 2014 fiscal year. For purposes of this Compensation Discussion & Analysis (“CD&A”), Mr. Lawrence is identified as Chairman, President and CEO, the roles in which he served during fiscal 2013.

This CD&A is organized as follows:

•	Executive Summary

•	Objectives of our Executive Compensation Program

•	Summary of Compensation Program Components

•	Compensation Decision Process

•	Company Performance in Fiscal 2013

•	Summary of Compensation Decisions & Results in Fiscal 2013

•	Specific Compensation Decisions for the NEOs in Fiscal 2013

•	Fiscal 2014 Compensation Decisions for Mr. Lawrence

Executive Summary

The key events related to executive compensation in fiscal 2013 are outlined briefly below and described more fully in later sections of this CD&A. In addition, recent developments for 2014 executive compensation are described further below in this CD&A.

•

The Company delivered record-level revenue and earnings in the fourth fiscal quarter of 2013 and generated record-level cash flows in fiscal 2013. Income from continuing operations for fiscal 2013 grew 47.5% to $166.0 million, or $5.23 per diluted share, from $112.5 million, or $3.60 per diluted share, in fiscal 2012. The Company achieved this performance in the face of a challenging defense market, a $3.5 million, or $0.11 per diluted share, non-cash charge against goodwill and a $10 million, or $0.32 per diluted share, charge associated with the Company’s compliance errors under International Traffic in Arms Regulations (ITAR) that generally restrict the export of defense products, technical data, and defense services. Fiscal 2012 was also impacted by a $52.2 million, or $1.67 per diluted share, non-cash charge against goodwill.

•	Base salaries, target annual incentives and target long-term incentives for NEOs for 2013 were increased from fiscal 2012 to align them more closely with the competitive market.

•

Our fiscal 2013 annual incentive program paid at 74.0% of target, based on achievement of earnings per share (“EPS”) of $5.23 against a target of $5.66 and a return on sales (“ROS”) of 12.0% against a target of 13.3%. The ROS measure was first introduced for fiscal year 2013 to complement the EPS result, focusing attention on operational efficiency. Moreover, the ROS measure is based on continuing operations only (excluding the impact of acquisitions and divestitures during the year), which further balances the performance focus vis-à-vis EPS, which is an all-in, bottom-line figure.

•

The long-term incentive plan (“LTIP”) paid at 41.4% of target for the 2011 – 2013 performance cycle, based on EPS growth of 3.9% against a target of 10% and average return on invested capital (“ROIC”) of 6.2% against a target of 6.0%.

•	Total CEO pay for fiscal 2013 continued to align with total shareholder return performance on an indexed basis.

•	The Company established a clawback policy to cover all incentive plans and also amended the Company’s Insider Trading Policy to prohibit hedging/pledging activities.

Objectives of our Executive Compensation Program

The Compensation Committee (the “Committee”) works to provide our executives with competitive compensation opportunities that reward strong performance and promote shareholder interests. We base our executive compensation practices on principles designed to align executive compensation with Company business strategy, management initiatives, financial objectives and performance. In applying these principles, the Committee has established an executive compensation program to:

•	Attract and retain key executives critical to the success of the Company;

•	Ensure the long-term retention and continued development of strong operating leaders capable of managing a growing number of worldwide operations;

•	Reinforce a pay-for-performance environment that rewards both the Company’s annual financial results and its longer-term achievements;

•	Reward executives for long-term strategic management and the enhancement of shareholder value;

•	Provide an appropriate mix of fixed and variable pay; and

•	Optimize organizational and individual performance, while controlling for potential risks through thoughtful program design and sound administration.

The Committee applies the same philosophy, objectives, and methods for establishing the CEO’s compensation as it does for all other executive officers.

Summary of Compensation Program Components

We believe the components of our compensation program are well-aligned to accomplish the objectives listed above. The Committee reviews the executive compensation program annually and makes adjustments as appropriate to meet Company objectives. For fiscal year 2013, our executive compensation program had the following principal components:

PRINCIPAL ELEMENTS OF COMPENSATION FOR FISCAL 2013
Base salary		• Provides a competitive level of annual compensation to attract and retain executives with the skills and experience necessary to lead our Company.
Annual cash incentive opportunities

•      Focus and reward our NEOs on achievement of critical annual financial goals. For fiscal 2013, performance was measured by EPS and ROS. Again, fiscal year 2013 was the first for ROS in combination with EPS.

•      Serve as a critical element of our overall pay-for-performance approach.

Long-term incentive opportunities	Cash-based long-term incentive

•      Focuses and rewards our NEOs on driving profitable growth over time, which is strongly correlated with share price appreciation and shareholder value. Financial metrics include three-year compound annual growth in EPS and three-year average annual ROIC.

	Stock options	• Link pay for our NEOs directly to the shareholder experience, because value to the executive comes only with increases in share price.

	Restricted stock units	• Address our retention objectives directly and reinforce a strong ownership culture. • Further the alignment of executive interests with shareholders.

OTHER ELEMENTS OF COMPENSATION FOR FISCAL 2013
Retirement earnings opportunities

•      Contribute to a competitive compensation package, thereby helping the Company to attract and retain talented executives. Principally, these programs are designed to:

•      Help our NEOs and other employees save for their retirement; and

•      Provide the opportunity to plan and defer taxation on income.

•      Are based on programs available to the general U.S. workforce. The programs are as follows:

•      A 401(k) savings plan, supplemented with an executive retirement and deferred compensation plan that permits deferrals in excess of statutory limits on the 401(k) plan and provides a Company match, allowing executives savings levels equivalent to those of the general workforce.

•      A traditional pension plan, supplemented with an executive retirement pension plan that permits benefits to be earned on compensation that is in excess of statutory limits that apply to the traditional pension plan.

•      Are further described in the Benefits and Other Programs section of this CD&A.

Limited perquisites

•      Are mainly comprised of conservative allowances for car expenses, airline club memberships and financial planning advisory services that: (1) save time and maintain focus for our executives; (2) provide our executives value beyond their cost to the Company; and (3) are fairly common in the broader market and in keeping with reasonable, competitive practices.

Change in control severance agreements

•      Intended to minimize personal considerations and maintain focus on the Company in the event of rumored or actual change in corporate control. No benefits are due under these agreements unless there is both: (1) a change in control; and (2) a loss of employment by the executive caused by termination or by job changes that constitute good reason to resign (commonly referred to as “double-trigger” agreements).

•      Exclude tax gross-ups that would cover personal tax liabilities that might apply to any of these change in control benefits.

With respect to the principal elements of our executive pay program above, we consider annual incentives, cash-based long-term incentives and stock options to be performance-based, because each of these three elements is valuable to the executive only if performance goals are achieved and/ or share price improves. We consider the mix of fixed and variable pay opportunity when reviewing target total compensation. In 2013, 77% of our CEO’s pay varied directly with Company financial and share price performance, with the remaining balance delivered through base salary. The average NEO mix is approximately 65% variable pay and 35% fixed pay.

Compensation Decision Process

Market-Based Assessments of Pay Opportunities for Our NEOs

As input into the compensation decision process, the Committee annually reviews the executive labor market in which we compete for talent to compare compensation levels for our executives to the compensation paid to executives of comparable companies in the market in which we compete for employees. For fiscal year 2013, the Committee retained Semler Brossy as its independent advisor to assist with this work, and to advise the Committee generally as to other executive compensation matters.

In determining fiscal 2013 compensation, the Committee referenced available public information for a group of peer companies, identified with the help of Semler Brossy based principally on the following criteria: similar businesses and industries; comparable size; and subject to similar reporting requirements.

In selecting companies with similar business focus, primary consideration was given to Aerospace and Defense, with representation of broader industrial companies not to exceed 1/3 of the total group. For fiscal 2013, the following 18 companies comprised the peer group (identical to the peer group reviewed in fiscal 2012), which, taken as a whole, provides an appropriate representation of the competitive market when assessing pay levels and practices for our NEOs.

AAR Corp.	Flowserve Corp.	Spirit Aerosystems Holdings Inc.
Alliant Techsystems Inc.	Hexcel Corp.	SPX Corp.
AMETEK Inc.	Moog Inc.	Teledyne Technologies Inc.
BE Aerospace Inc.	Orbital Sciences Corp.	TriMas Corp.
Crane Co.	Rockwell Collins Inc.	Triumph Group Inc.
Curtiss-Wright Corp.	Roper Industries Inc.	Woodward Governor Co.

For these 18 peer companies, median revenue as of each company’s 2012 fiscal year end was $2.8 billion (versus Esterline’s revenue of $2.0 billion in fiscal 2012), median market capitalization as of October 2013 was $3.6 billion (versus Esterline’s $2.5 billion as of October 25, 2013), and median total assets as of each company’s 2012 fiscal year end was $3.8 billion (versus Esterline’s $3.2 billion for fiscal 2012).

In addition, the Committee reviewed pay information from the following published surveys to complement the peer group information. The surveys were selected to represent pay levels for positions of comparable responsibility within companies of comparable size to Esterline. (The identity of companies that participated in these specific surveys is proprietary and not available to the Company.) For fiscal 2013 compensation decisions, the published survey sources used were:

•	2013 Towers Watson Compensation Data Bank General Industry Compensation Survey Report – U.S., reporting data from 442 participating companies regressed to an annual revenue size of $2 billion; and

•	2013 Equilar Top 25 Senior Officer Executive Compensation Survey, reporting data for 14 participating industrial organizations with annual revenues between $1 billion and $3 billion.

In determining fiscal 2013 compensation, the Committee reviewed and compared the executives’ aggregate target direct compensation (base salary, short- and long-term incentives at target) against the aggregate compensation offered to executives in the 2013 peer group and the market surveys. In doing so, the Committee focused principally to 25th, 50th, and 75th percentile values.

Review of Total Compensation

When the Committee evaluates any significant component of an executive officer’s total compensation, it considers the aggregate amounts and mix of all components in making its decision. For fiscal 2013, the Committee reviewed all components of compensation for each executive officer to get a complete picture of the total compensation opportunities awarded, including base salary, annual incentive compensation, long-term incentive compensation, retirement earnings opportunities, the dollar value to the executive and cost to the Company of all perquisites and other personal benefits. The Committee does not target any single element of compensation to specific peer company percentiles; rather, the Committee reviews pay for our NEOs relative to the peer and survey data to ensure that pay levels are “competitive,” or within a reasonable range around the median.

Governance Process

The Committee and the independent members of the Board approve all officer compensation programs and establish individual pay levels for all executive officers. In doing so, the Committee consults with its independent executive compensation advisor, Semler Brossy, which does no other work for and has no other business relationships with Esterline. The independent advisor routinely provides the Committee with an evaluation of the market competitiveness of executive compensation packages; advice on the CEO and other executive pay decisions; and advice on other compensation-related matters, as requested by the Committee. The firm reports directly to the Committee, and the Committee may replace the firm or hire additional consultants at any time. A representative of the firm attends meetings of the Committee, upon request, and communicates with the Committee chair and members between meetings. While the Committee values the advice of its consultant, the Committee and the independent members of the Board are the sole decision-makers concerning compensation of executive officers.

The Committee also seeks recommendations from management – the CEO, the Vice President & General Counsel, and the Vice President, Human Resources – as to appropriate program changes and pay levels for all executive officers apart from the CEO. It then consults with its outside advisor as to those recommendations and seeks advice as to appropriate pay levels for the CEO. In addition, the Committee and the independent members of the Board conduct an annual performance evaluation of the CEO, the results of which significantly contribute to decisions concerning CEO compensation. On this basis, the Committee develops proposals for consideration by all independent directors, who act on those proposals in executive session, outside the presence of the CEO and of any other officers.

We had an advisory vote on our executive compensation program (commonly referred to as the “say on pay” vote) at our annual meeting of shareholders held on March 6, 2013, as required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). Our 2013 say on pay proposal received substantial majority support from shareholders (approximately 96% “For” votes). We take this strong shareholder support as an assurance that our executive pay program and practices continue to be reasonable and well-aligned with shareholder expectations. Nevertheless, we review our overall approach to executive pay periodically, and we expect to make changes from time to time. In fiscal 2013, we introduced an operating efficiency measure, ROS, in the annual incentive plan to complement the EPS measure. We also increased the ROIC performance target within our long-term cash incentive program. Finally, we introduced restricted stock units as a third component of our overall long-term incentive approach for executives. We will hold an advisory vote on executive compensation on an annual basis; we are and will remain committed to being responsive to shareholder feedback, and the results of our annual say on pay votes help inform the Committee’s discussions about the executive pay program.

Risk Assessment

In developing and reviewing the Company’s executive incentive programs, management and the Committee analyze the incentives inherent in program designs to help ensure they do not induce executives to undertake unacceptable levels of business risk. Our compensation program, in total, is intended to reward the management team for strong performance over the long-term, with consideration to near-term actions and results that strengthen and protect our Company. We believe our balanced approach to performance measurement and to compensation program design works and includes appropriate safeguards. Further, program administration is subject to effective internal controls, and when determining the principal outcomes – performance assessments and pay decisions – we rely on principles of sound governance and good business judgment. The Committee remains satisfied that our plan designs are conservative in this respect, and that, together, the various components of pay work as a check and balance to ensure executive incentives are consistent with shareholder interests. Certain changes for fiscal year 2013 enhance this check and balance approach. For example, the use of ROS in the annual incentive program brings balance to the EPS measure. Further, the annual incentive program overall is balanced by our significant emphasis on performance over time, underscored by our equity-based incentives, as well as our three-year cash incentive program. In these ways, potential risks are mitigated by a balance over different time horizons (near- and longer-term), across different performance metrics (EPS, ROS, ROIC, and share price), and across overlapping performance periods (in our long-term cash incentive program). The Company’s stock option and restricted stock unit grants also serve to moderate and balance risk–stock options vest incrementally each year over a four-year period and restricted stock units vest in full on the third anniversary of the date of grant.

Executive Stock Ownership Requirements and Insider Trading Policy

Since 2012, we have in place stock ownership requirements for our executive officers to strengthen the alignment of executive interests with those of our shareholders. Our CEO is required to own shares of our Common Stock having a value equal to three times base salary; other executive officers are required to own shares of our Common Stock having a value equal to one times base salary. To ensure progress against these requirements and to ensure maintenance of these ownership levels over time, our executive officers are required: (1) to hold 50% of shares of our Common Stock acquired upon the exercise of stock options granted after December 8, 2011, net of income taxes due; (2) to hold 50% upon vesting of restricted stock units, net of income taxes due, and (3) to receive 50% of any payment under the Company’s LTIP for plan cycles beginning with fiscal 2012-2014 as shares of our Common Stock (rather than cash), net of income taxes due. These three conditions apply until required ownership levels are met. As of the end of fiscal 2013, our executive officers had either achieved or made satisfactory progress against the ownership guidelines.

In June 2013, we amended our Insider Trading Policy to include provisions that prohibit NEOs, directors and employees from engaging in short-term or speculative transactions in the Company’s securities. These provisions formalized practices and policies that had been followed by the Company, and also cover other transactions in the Company’s securities such as short sales, put or call options, hedging transactions, margin accounts and pledges, and other actions that may lead to inadvertent violations of the insider trading laws.

Clawback Policy

In March 2013, the Committee adopted a compensation recovery policy applicable to the Company’s incentive plans, often referred to as a “clawback” policy. The new policy supplements the existing clawback provisions that apply to the CEO and CFO under the Sarbanes-Oxley Act of 2002.1 This new “clawback” policy extends to all incentive programs (cash and equity, annual and long-term), gains made on option exercises or stock sales, awards received, monies earned, and grants made in the current fiscal year and the previous three fiscal years. The policy covers the following events: (i) any material error that causes a financial restatement, irrespective of cause; (ii) internal, non-public business unit or platform financial statements, in addition to corporate financial statements subject to SEC public reporting; and (iii) misconduct of any type that harms the Company, whether it affects financial statements or not (e.g., attempted bribery or other fraud, misuse of trade secrets for personal gain, etc.). In adopting this new policy, the Committee is aware of a rule-making process pending with the Securities and Exchange Commission (“SEC”) pursuant to its implementation of statutory clawback provisions contained in the Dodd-Frank Act. The Committee will continue to monitor developments in this area, and will reconsider and revise its policy, as needed, when the SEC issues final rules relating to compensation clawbacks.

Other Considerations

In determining executive compensation, the Committee also considers, among other factors, the possible tax consequences to Esterline and to its executives. For example, the Committee considers the exception for performance-based compensation under Internal Revenue Code of 1986, as amended (“IRC”) Section 162(m) in designing our compensation programs. In addition, we considered the tax ramifications of the change in control termination protection agreements with our officers under Section 280G and Section 4999 of the IRC. The Company does not gross up such payments or otherwise pay an officer’s individual tax liability in these circumstances. The agreements generally provide that in the event any payments under the agreements are considered to be “excess parachute payments” under Section 280G, either alone or together with other payments from us, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction. Finally, we considered the impact of Section 409A of the IRC on our compensation programs, which imposes tax penalties on certain nonqualified deferred compensation arrangements. We operate our covered arrangements in a manner intended to comply with or be exempt from Section 409A.

In addition to the above, the Committee considers the accounting consequences to the Company of different compensation decisions, as well as the impact on shareholder dilution.

In December 2013, the Company announced the acceleration of plans to consolidate certain facilities and create cost-efficiency through shared services in sales, general and administrative and support functions. The Company is currently launching integration activities in each segment and expects to record charges and expenses of approximately $40 million, with $25 million to $30 million expected to be incurred in fiscal 2014 and the balance to be incurred in fiscal 2015. Expense savings on short-cycle activities will commence in fiscal 2014, with substantially more savings expected in fiscal 2015 building to anticipated savings in excess of $15 million annually starting in fiscal 2016. The Committee will be monitoring performance on these initiatives throughout 2014, and has reserved, within the normal course, the ability to adjust downward annual incentive and long-term awards, should performance on these initiatives fall short of expectations.

Company Performance in Fiscal 2013

In fiscal 2013, Esterline achieved sales of $1.97 billion, which was down slightly over the prior year. The Company also earned income from continuing operations of $166.0 million, or $5.23 per diluted share, a 47.5% increase over fiscal 2012. Fiscal 2013 income from continuing operations was impacted by non-cash charge against goodwill and a charge for a pending ITAR compliance matter of an aggregate of $13.5 million, or $0.42 per diluted share, while fiscal 2012 results were impacted by a non-cash charge against goodwill of $52.2 million, or $1.67 per diluted share. The Company generated record-level cash flows from operations of $250.8 million in fiscal 2013, up 29.1% from fiscal 2012. New orders were $1.93 billion in fiscal 2013, while backlog ended the fiscal year at $1.28 billion, down 17.8% and 3.0%, respectively, from fiscal 2012.

[1]

Sarbanes-Oxley provides that the CEO and the CFO must reimburse the Company for any bonus or other incentive-based or equity-based compensation received during the twelve-month period following the preparation of an accounting restatement, where the restatement is caused by misconduct.

Fiscal 2013 results were achieved in the face of uncertain defense markets impacted by broad-based U.S. congressional budget cuts, or sequestration, which impacted all of the Company’s business segments. During fiscal 2013, the Company completed the acquisition of the Gamesman Group of companies that manufactures and supplies input devices principally for the gaming industry. The Gamesman companies contributed favorably to the operating results for the Company’s Avionics & Controls segment. In addition, the Company’s operational performance in fiscal 2013 was impacted by a $10 million charge associated with the pending ITAR compliance matter.

Key operating financial metrics for fiscal 2013 and fiscal 2012 are summarized in the table below:

	Fiscal 2012	Fiscal 2013	% Change between Fiscal 2012 and Fiscal 2013
Net revenues, in thousands	$1,992,318	$1,969,754	(1.1)%
Income from continuing operations, in thousands	112,535	166,034	47.5%
Diluted earnings per share – continuing operations	3.60	5.23	45.3%
Net income, in thousands	112,535	164,734	46.4%
ROIC	5.8%	6.2%	0.4%

Our performance in 2013 continued our long-term story of growth and profitability. Despite a slight decline in sales in fiscal 2013, over the five-year period ending fiscal 2013, we delivered a compound annual growth rate (“CAGR”) of +6% for revenue. For EPS growth, the CAGR over the same period using reported results under GAAP is +7%. As noted above, both fiscal 2012 and fiscal 2013 EPS results were impacted by non-cash charges of $52.2 million and $13.5 million, respectively.

Summary of Compensation Decisions & Results in Fiscal 2013

Our executive pay program is based on (1) long-standing principles of fairness – internally among our executives and externally relative to comparable peer companies, and (2) paying for performance – where pay outcomes link directly to the Company’s performance. Further, and in keeping with these principles, we emphasize the direct elements of pay – base salaries and incentive compensation – and have few indirect elements (e.g., perquisites, or special executive benefits). For 2013, the main executive pay decisions were as follows:

•

Base salaries: Base salaries for Messrs. George, Durand, Houston, and Yost increased moderately (+3.7% to +7.9%) from fiscal 2012 levels based on the competitiveness of their salaries relative to market. The base salary for Mr. Lawrence increased fairly significantly (+12.5%) for a second consecutive year, in recognition of strong performance in the role and as a second-step towards a more competitive level.

•

Target annual incentive opportunities: Target annual incentive opportunities for the NEOs increased from fiscal 2012 levels to more closely reflect competitive levels (+10% for Mr. Lawrence to 90% of base salary from 80%; +10% for other NEOs).

•

Actual annual incentive outcomes: Actual annual incentive awards reflected the Company’s fiscal 2013 EPS of $5.23, which was below our targeted EPS of $5.66, and ROS of 12.0%, which was below our target ROS of 13.3%, and resulted in payouts at 74.0% of target amounts.

Over the last five years, CEO annual incentive outcomes have tracked closely with our EPS performance. In fiscal year 2009 in the chart below, Mr. Cremin was CEO and Mr. Lawrence was a Group Vice President. Effective in fiscal 2010, Mr. Lawrence became President and CEO (and then Chairman of the Board in 2012). The bar in each year reflects actual annual incentive for the CEO in that year.

Note for chart above: For 2012, the company used an adjusted EPS for computing the incentive compensation award; the adjustment calculation was as follows: $3.60 EPS +$1.67 Racal Acoustics charge -$0.30 Computershare gain = $4.96 (rounded). Without this adjustment, there would have been no annual incentive payout for fiscal year 2012 performance.

•

Target long-term incentive opportunities: For fiscal 2013, long-term incentive opportunities increased for Messrs. Lawrence (+25%), Durand, (+10%), and Yost (+10%), again with consideration to more closely aligning our executive pay levels with opportunities in the competitive market. In addition, during the year, Messrs. George, Durand and Yost were granted special, one-time restricted stock unit awards to help ensure continuity of senior leadership leading up to and beyond the CEO transition. More details for these grants can be found in the “Special Restricted Stock Unit Awards” section below.

•

Actual long-term incentive outcomes: Actual amounts to be earned from the fiscal 2013 long-term incentive target opportunities will be based on our future stock price performance (for stock options and restricted stock units) and our sustained financial performance for the three years beginning fiscal 2013 and ending with fiscal 2015. The other pertinent period for fiscal 2013 long-term compensation relates to our cash-based LTIP for the three-year cycle from fiscal 2011 through fiscal 2013. Actual awards under the LTIP for that period ending fiscal 2013 paid at 41.4% of target, based on our EPS growth of 3.9% (compound annual growth rate for the three-year period), which was below our targeted EPS growth of 10%, and ROIC results of 6.2% (average annual return for the three-year period), which was above our targeted ROIC of 6.0%.

	Target	Actual
Earnings Per Share Growth	10.0%	3.9%
Return on Invested Capital *	6.0%	6.2%
Payout (as a % of target award amount)	100%	41.4%

*	ROIC was calculated as net income for the three-year period before extraordinary items, divided by the three-year average investment (shareholder equity plus total debt).

CEO Pay and Shareholder Returns

Our compensation programs focus on pay-for-performance and are designed to reward financial performance and shareholder value creation. The chart below helps demonstrate the link between total CEO pay and total shareholder returns. In the chart below, total pay includes base salary, actual annual incentive earned, actual cash long-term incentive payouts, and grant date fair value of equity awards (all as defined for disclosure in the Summary Compensation Table). Indexed total shareholder return shows the value of $100 invested in our Common Stock in the first year shown.

Specific Compensation Decisions for NEOs in Fiscal 2013

Competitive Position of Total Target Compensation for Fiscal 2013

As described above in the Compensation Decision Process section of this CD&A, specific compensation decisions for our executive officers in fiscal 2013 were based in part on a competitive assessment of our executive compensation opportunities relative to those at comparable companies. The Committee considers available market information from our peer group and published surveys for base salary, annual incentive target values, and long-term incentive target values, which together comprise “total target compensation”.

While the Committee does not manage executive pay opportunities to a specific percentile in the market, it does reference a “competitive range” to help guide decisions. For target total compensation, this competitive range is defined as plus or minus 15% of market medians for each executive position. With the fiscal 2013 decisions reported in this section below, total target compensation for Mr. Lawrence approaches, but is still below, this competitive range. Taking our other NEOs as a group, the fiscal 2013 decisions reported below position total target compensation within this competitive range.

Following are the specifics of fiscal 2013 decisions for the NEOs as they relate to each component of compensation.

Base Salary

The Committee targets base salaries to be competitive in the marketplaces in which we compete for key executive officers. The Committee considers available market data, referencing the peer group data and pay surveys (as discussed above), and targets pay to be within a reasonable range around the median. Our executive base salaries take into account competitive norms, scope and complexity of responsibilities, internal equity, the Company’s financial condition, as well as the qualifications, experience and sustained individual performance of the executive.

Effective January 2013, the independent members of the Board approved a base salary increase for Mr. Lawrence of 12.5% from $800,000 to $900,000. This increase was intended to move his compensation toward a more competitive level relative to available market information. Base salary increases for the other NEOs in January 2013 ranged from 3.7% to 7.9%, principally to more closely reflect available competitive market information.

Executive	Title	2012 Base Salary	2013 Base Salary	% Increase
R. Bradley Lawrence	Chairman, President and CEO	$800,000	$900,000	12.5%
Robert D. George	CFO, Vice President, and Corporate Development	$452,000	$470,000	4.0%
Alain M. Durand *	Group Vice President	$333,900	$352,800	5.7%
Frank E. Houston	Senior Group Vice President	$410,000	$425,000	3.7%
Albert S. Yost	Group Vice President and Treasurer	$340,000	$367,000	7.9%

*

Mr. Durand’s base salary is established in euros as he is based in France. His base salary was €265,000 in fiscal 2012 and €280,000 in fiscal 2013. The amounts in the table above were converted using a spot rate of U.S. $1.00 = €0.794, which was the exchange rate used by the Board when it established Mr. Durand’s fiscal 2013 base salary.

Annual Incentive Compensation Plan

We provide executives with annual incentive opportunities contingent on meeting pre-defined financial goals for the year. The purpose of the annual incentive plan is to encourage our officers to make prudent decisions that will strengthen current year financial results for shareholders. No executive is eligible to receive annual incentive compensation unless the Company achieves a minimum level of performance recommended by the Committee at the beginning of the fiscal year and approved by the independent members of the Board.

For fiscal 2013, the Committee identified a target award amount of annual incentive compensation for each participant expressed as a percentage of the base salary rate in effect as of the last day of the fiscal year. This percentage varied in proportion to the level of the individual executive’s responsibility within the Company, as well as a review of competitive compensation opportunities provided by Semler Brossy. The target award amount was not guaranteed, but reflected what would be payable if targeted results were achieved. Target annual incentive opportunities for the NEOs increased from fiscal 2012 levels to more closely reflect competitive levels (+ 10% for Mr. Lawrence to 90% of base salary from 80%; + 10% for other NEOs). The following table shows the fiscal 2013 target opportunities for each NEO under our annual incentive plan:

Executive	Title	Target Annual Incentive Compensation as % of Base Salary
R. Bradley Lawrence	Chairman, President and CEO	90%
Robert D. George	CFO, Vice President, and Corporate Development	60%
Alain M. Durand	Group Vice President	55%
Frank E. Houston	Senior Group Vice President	60%
Albert S. Yost	Group Vice President and Treasurer	55%

For fiscal 2013, the financial performance measures established for the annual incentive plan were (1) fully-diluted net EPS weighted at 70%, and (2) ROS weighted at 30%. EPS is a critical measure of annual performance for our Company internally, as well as for our shareholders and for stock market analysts. The ROS measure was introduced for fiscal year 2013 to complement the EPS result, focusing attention on operational efficiency. Moreover, the ROS measure is based on continuing operations only (excluding the impact of acquisitions and divestitures during the year), which further balances the performance focus vis-à-vis EPS, which is an all-in, bottom-line figure. The EPS goal in the annual incentive plan for fiscal 2013 was $5.66. This target was higher than the fiscal 2012 adjusted result of $4.96, which itself was an all-time record. As fiscal 2013 developed, our performance fell short of expectations principally due to: delays or reductions in certain key customer programs driven significantly by uncertainty in the defense market; a non-cash charge against goodwill of $3.5 million; and ITAR compliance errors that led to a $10 million charge against earnings. Even so, the fourth quarter finished strongly, bringing full-year EPS results to an overall achievement of 81.0% of our EPS target and an ROS overall achievement of 57.6% of our ROS target. The following table shows the potential payouts for each NEO under the fiscal 2013 annual incentive plan at various levels of EPS and ROS achievement (with linear interpolation for achievement between threshold and target and between target and maximum).

	Threshold	Actual	Target	Maximum
Earnings Per Share (70% weighting)	$3.96	$5.23	$5.66	$7.36
Return on Sales (30% weighting)	11.0%	12.0%	13.3%	16.0%
Payout (as a % of target award amount	25%	74.0%	100%	200%

Actual award amounts under the annual incentive plan are reflected in the Summary Compensation Table for Fiscal 2013 included in this proxy statement.

After annual incentive award amounts were computed for fiscal 2013, the Committee had discretion under plan terms to adjust the actual payouts upward or downward by as much as 25% of the greater of the executive’s computed award and the executive’s target award amount to reflect the individual contributions. The Committee rarely makes such adjustments and did not make any to annual incentive awards for fiscal 2013. The Committee may only exercise downward discretion for CEO awards or those for any other executive where awards are intended to qualify as performance-based compensation under Section 162(m) of the IRC.

Long-Term Incentives

For fiscal 2013, we continued with stock option grants and our cash-based awards under our LTIP, and introduced restricted stock units as an important third component. Stock options help to align executive and shareholder interests by linking executive pay directly to share price appreciation. The cash-based LTIP continues to be based on EPS growth and ROIC, two metrics selected for their comparatively strong correlation with shareholder value over time. Restricted stock units help to retain executives, underscore ownership as an objective and the attendant alignment of executive interests with those of shareholders. Further, this three-component approach helps to balance pay delivery and outcomes, thereby (1) avoiding potential unintended consequences with any one component, and, in combination with other elements of our approach to executive pay, (2) helping to engage our NEOs to:

•	Focus on increasing total shareholder returns over the long term by concentrating on key drivers of share price;

•	Consider and make reasonable, long-term investments by measuring performance over multiple years; and

•	Use Company assets effectively in achieving earnings growth goals.

For fiscal 2013, long-term incentive opportunities increased for Messrs. Lawrence (+25%), Durand (+10%), and Yost (+10%), again with consideration to more closely aligning our executive pay levels with opportunities in the competitive market. The long-term incentive target award opportunities for each of our NEOs established in fiscal 2013 were as follows (not including the special restricted stock unit awards, as discussed below):

Executive	Title	Total target annual long-term incentive opportunity as % of base salary	Target value (in thousands)	Percentage allocated to cash LTIP	Percentage allocated to stock options	Percentage allocated to restricted stock units
R. Bradley Lawrence	Chairman, President and CEO	250%	$2,250.0	30%	45%	25%
Robert D. George	CFO, Vice President and Corporate Development	140%	$658.0	40%	35%	25%
Alain M. Durand *	Group Vice President	120%	$423.4	40%	35%	25%
Frank E. Houston	Senior Group Vice President	125%	$531.3	40%	35%	25%
Albert S. Yost	Group Vice President and Treasurer	120%	$440.4	40%	35%	25%

*

Mr. Durand’s target value is established in euros as he is based in France. His target value (in thousands) was €336.0 in fiscal 2013. The amount in the table above was converted using a spot rate of U.S. $1.00 = €0.794, which was the exchange rate used by the Board when it established Mr. Durand’s LTIP target for fiscal 2013.

Cash-Based Awards

The LTIP was first adopted in fiscal 2005 and was continued for fiscal 2013. In this plan, a new LTIP performance period begins with each fiscal year and extends for three years. Accordingly, there are three overlapping LTIP performance periods running at any given time. For example, currently, the 2012-2014 cycle is in its last year, the 2013-2015 cycle is in its second year, and the 2014-2016 cycle is in its first year. The two relevant cycles for purposes of fiscal 2013 compensation are: (1) the 2011-2013 cycle which ended on the last day of fiscal 2013 and for which payments were made in early fiscal 2014; and (2) the 2013-2015 cycle for which target opportunities were set in early fiscal 2013.

In December 2012, the independent members of the Board assigned each participating executive a target opportunity for the 2013-2015 performance cycle based on compensation survey data and on Committee recommendations, as discussed above. The target opportunity is not guaranteed, but reflects what will be payable if the Company achieves established performance goals. Actual awards paid may be larger or smaller than target depending on Company performance over the three-year period. Award opportunities range from 0% to 400% of target opportunities. The 400% maximum award opportunity is intended to provide meaningful upside for significant outperformance relative to our performance targets, which is in keeping with our entrepreneurial management orientation. Actual awards are generally made in cash, but may also be made in a combination of cash and shares in accordance with the stock ownership policy that applies to executive officers, as discussed in the Compensation Decision Process section of this CD&A.

There are two performance goals under the LTIP: (1) growth in EPS and (2) ROIC. Payout amounts under the LTIP are determined based on the level of achievement of each of these two performance goals relative to each other, pursuant to a matrix where EPS growth is one axis and ROIC is the other axis. For purposes of the LTIP: (1) growth in

EPS is based on all operating earnings and is calculated as the compound annual growth rate measured from the beginning of the base year to the end of the last year in a given performance cycle; and (2) ROIC is calculated as net income, before extraordinary items and before interest expense, divided by the monthly average invested capital during the corresponding fiscal year, averaged over the applicable performance cycle and expressed as a percentage. For these purposes, invested capital is defined as total debt plus total shareholders’ equity, less cash. This definition of ROIC is new for the 2013-2015 performance cycle. The principal changes from prior periods – adding back interest expense to the net income result and subtracting cash from the invested capital base – are intended to render the ROIC calculation more or less neutral with respect to capital financing decisions and to align the formula to one that is more comparable with return measures typically used by other companies as incentive plan metrics. Again, these two performance measures – EPS growth and ROIC – were selected for their direct correlation over time with the creation of shareholder value.

For the 2013-2015 performance cycle, principal performance targets are as follows: 10% EPS growth and 9.3% ROIC. The 9.3% ROIC target represents an increase from prior periods to account first for the changes in the ROIC definition described above, as well as additional stretch for increasing expectations for Company returns now and going forward. Generally, these performance goals hold over time, as longer-term standards for strong performance more so than goals set with consideration to point-in-time industry and broader market conditions.

We review these performance goals and the plan’s matrix periodically to ensure continuing effectiveness. The payout matrix is constructed such that it would require significant stretch growth and return performance to receive a maximum payout. As an example, for awards under the 2013-2015 performance cycle to equal 400% of target amounts, the compound annual EPS growth rate would need to be 32% or higher, and average ROIC would need to equal or exceed 12.8% (or a 350 basis point improvement over the 9.3% ROIC target) over the three year period. Actual award amounts under the LTIP are reflected in the Summary Compensation Table for Fiscal 2013 in this proxy statement.

Stock Options

Management and the Committee determined the number of shares subject to each stock option grant using a Black-Scholes value per option of 40% of our Common Stock’s face value at grant, using a representative price of $57.58 per share based on the average closing trading price of our Common Stock from November 1-23, 2012. Options were granted a week or so later on December 6, 2012, with an exercise price equal to the closing price of our Common Stock on that date ($60.65). The stock options granted to the NEOs in fiscal 2013 are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2013 in this proxy statement.

The independent members of the Board grant stock options based on Committee recommendations, with an exercise price equal to the closing price of our Common Stock on the date of grant. Typically, each grant vests and becomes exercisable in four equal annual installments and continues to be exercisable until ten years from the date granted. Options carry value only as the Company’s share price increases, thereby linking potential executive gains with the creation of shareholder value over time.

Generally, stock options to executives are granted once per year in December when other aspects of executive compensation are reviewed. The Committee may also recommend option grants at other times, such as in connection with promotions. We do not time employee stock option grants in coordination with the release of material nonpublic information for the purpose of affecting the value of compensation.

Restricted Stock Units

For the first time, in December 2012, the Committee introduced restricted stock units as a third component to our long-term incentive opportunities for executives. These restricted stock units entitle recipients to receive a share of common stock after the applicable vesting period expires. Typically, each grant vests 100% after the third anniversary of the grant date, thereby providing additional retention and aligning with shareholders. Management and the Committee determined the number of restricted stock units awarded, using a representative price of $57.58 per share based on the average closing trading price of our Common Stock from November 1-23, 2012. Restricted stock units were granted a week or so later on December 6, 2012. The restricted stock units granted to the NEOs in fiscal 2013 are disclosed in the Grants of Plan-Based Awards Table for Fiscal 2013 in this proxy statement.

Generally, we plan to grant restricted stock units to executives once per year in December along with the stock options when other aspects of executive compensation are reviewed. The Committee may also recommend restricted stock units at other times, such as in connection with promotions or for additional retention purposes.

Special Restricted Stock Unit Awards

In September 2013, the Committee made one time grants of restricted stock units to Messrs. George, Durand and Yost in connection with the CEO succession plan. These restricted stock unit awards were granted to help ensure leadership continuity leading up to and beyond the CEO transition. Mr. George received 11,880 restricted stock units, and Mr. Durand and Mr. Yost each received 5,000 restricted stock units. These restricted stock units are scheduled to vest 50% on December 15, 2014, 25% on December 15, 2015, and 25% on December 15, 2016.

Benefits and Other Programs

Executive officers are allowed to participate in the Company’s standard benefit programs that are generally available to other U.S.-based employees, including medical, dental, life, disability, pension, 401(k), employee assistance, and similar retirement and health and group insurance plans.

In addition, each of our executive officers based in the U.S. is eligible to participate in a supplemental executive retirement pension plan that permits benefits to be earned on compensation that is in excess of certain statutory limits that apply to the traditional pension plan, as more fully described in the Pension Benefits section of this proxy statement. The Committee believes that these programs are important attraction and retention tools, and that they are reasonable because they are designed to provide executives the same benefits as other employee participants, albeit on above-limit compensation. Executive officers are also eligible to participate in an executive supplemental retirement and deferred compensation plan that allows participants to defer compensation in excess of certain statutory limits in the tax-qualified 401(k) plan and provides a Company match on deferred compensation amounts that exceed certain limits in the tax-qualified 401(k) plan, allowing executives to earn an equivalent portion in Company matching funds as that available to the general workforce in the tax-qualified plan, as more fully described in the Nonqualified Deferred Compensation Section of this proxy statement. The Company does not pay or guarantee above-market returns. The appreciation, if any, in the account balances of plan participants is due solely to contributions by participants, any Company matching contributions and the underlying performance of the investment funds selected by the participants.

Consistent with past practice, internal equity and independent advice from Towers Watson, the Committee’s outside advisor at the time, the Board approved an enhancement to the CEO’s supplemental retirement formula in September 2009. The enhanced formula allows the CEO to earn pension benefits at the same accrual rate (1.6% per year of service) as other longer-service executive officers and recognizes Mr. Lawrence’s entire service with Esterline in that calculation.

Mr. Durand’s compensation, as the only NEO not based in the U.S., includes standard benefit programs generally offered to employees in France, plus other supplemental retirement benefits formulated to give him a total retirement benefit equivalent to what is available for the other U.S.-based executives (apart from the CEO), albeit funded exclusively through a defined contribution funding method. The formula considers expected income from both public and private sources and includes the same compensation sources and target income replacement ratios as the U.S. officers. Annual defined contribution funding to achieve the target is 10% of Mr. Durand’s eligible compensation and will be funded solely in the Company’s Supplemental Executive Retirement and Deferred Compensation Plan. To determine the annual funding level, executive compensation consultants and actuaries from Towers Watson in France and the U.S. were consulted.

Executive officers also receive automobile allowances based on competitive market benchmarks, as do the Company’s subsidiary presidents and certain sales personnel. Similarly, executive officers are eligible for relocation benefits under standard Company policy, which may be enhanced for executive officers and other management employees on a case-by-case basis. Certain executive officers and other senior managers also receive limited financial planning services, airline club memberships, an annual physical, a temporary housing stipend where an executive has moved to a substantially higher-cost area and additional unemployment insurance. Where applicable, the value of these items is disclosed in the Summary Compensation Table for Fiscal 2013 and accompanying notes. These benefits are a very small percentage of total compensation for NEOs. The Company does not provide executives with a tax gross-up to cover personal income taxes that might apply to any of these benefits, except in the case of certain company-required, actual relocation costs that an officer must include as regular income, and for taxes due on temporary housing stipends that are provided as a transition measure to assist an executive who has relocated to a substantially higher-cost area.

Change in Control Arrangements

To help ensure key officers focus their energy and attention on the best interests of the Company’s shareholders, we have entered into “double-trigger” change in control termination protection agreements with our officers, including the NEOs. These agreements are designed to protect our executives in the event of a change in control, by assuring compensation benefits if an executive were terminated without cause or were to resign for good reason following a change in control. The Committee believes the amounts payable under these agreements provide our executives with reasonable protection, both in principle and with consideration to competitive market practice. These agreements are more fully described in the Termination of Employment and Change in Control Arrangements section of this proxy statement.

The Committee believes it is important to balance the need to provide an incentive for the NEOs to seek out and complete transactions that are in the best interests of the Company and its shareholders, while limiting equity award acceleration to certain types of change in control transactions and events that defeat the retention purpose of time-vested equity. For these reasons, all options and restricted stock units issued under the Company’s 2004 Equity Incentive Plan and 2013 Equity Incentive Plan, including those granted to the NEOs, become immediately vested and exercisable upon the consummation of certain events constituting a change in control of the Company, such as the acquisition by a third party of a significant portion of the Company’s outstanding securities or if there is a significant change in the composition of the Board. However, in the event of a merger or other similar transaction, only options and restricted stock units not assumed or replaced by the acquiring company will become immediately vested and exercisable. See the Termination of Employment and Change in Control Arrangements section of this proxy statement for further detail.

The Company does not provide executives with a tax gross-up to cover personal income or excise taxes that may apply to any of these change in control benefits.

Fiscal 2014 Compensation Decisions for Mr. Lawrence

In September 2013, the Board appointed Mr. Reusser as President and CEO effective October 28, 2013 (the first day of fiscal year 2014), replacing Mr. Lawrence, who was appointed to a new role as Executive Chairman. In December 2013, the Committee and Board approved further job transition and compensation arrangements for Mr. Lawrence. He will serve as Executive Chairman through the 2014 Annual Meeting of Shareholders, and for this service he will receive a base salary of $312,000 for the period from October 28, 2013 through March 5, 2014, and he will also be eligible for an annual incentive opportunity equal to 90% of his base salary earned as Executive Chairman. Thereafter, Mr. Lawrence will serve as Senior Advisor through the end of fiscal year 2014. For this service, Mr. Lawrence will receive a base salary of $500,000 for the period from March 6, 2014 through October 31, 2014, and he will also be eligible for an annual incentive opportunity equal to 90% of his base salary earned as Senior Advisor. Due to his retirement transition, Mr. Lawrence did not receive any equity grants in December 2013 as is customary for executives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the above CD&A. Based on that review and discussion, the Committee has recommended to the Board that this CD&A be included in this proxy statement.

Respectfully submitted,

ANTHONY P. FRANCESCHINI, CHAIRMAN

DELORES M. ETTER

PAUL V. HAACK

JERRY D. LEITMAN

HENRY W. WINSHIP IV

STATEMENT REGARDING COMPENSATION PRACTICES

In fiscal 2013, the Compensation Committee and management continued their practice of conducting a comprehensive review of our compensation programs, including executive compensation and major broad-based compensation programs in which salaried and hourly employees at various levels of the organization participate. The goal of this review was to assess whether any of our compensation programs, either individually or in the aggregate, would encourage executives or employees to undertake unnecessary or excessive risks that were reasonably likely to have a material adverse impact on our business.

The Compensation Committee reviewed an inventory of our variable pay and sales commission plans, considering the number of participants in each plan, the target and maximum payment potential, and the performance goals of each plan. The Compensation Committee concluded that these programs were appropriate for our businesses and highly unlikely to create a material risk.

Although the programs are generally designed to pay for performance and provide incentive-based compensation, the programs contain various mitigating factors to ensure our employees, including our NEOs, are not encouraged to take unnecessary risks in managing our business. These factors include:

•	Oversight of programs (or components of programs) by committees of the Board, including the Compensation Committee;

•	Discretion provided to the Board and the Compensation Committee (including negative discretion) to set targets, monitor performance and determine final payouts for executive-level incentive plans;

•

Oversight of programs by a broad-based group of functions within the organization, including the CEO, CFO, General Counsel, group vice presidents, vice president of Human Resources, and at multiple levels within the organization (both corporate and business units);

•

Target awards that are indexed on base pay, which is determined based on market data and the merit of individual performance; further, Company policy and practices control base pay levels carefully through analysis, reporting, and executive approvals that ensure we compensate employees fairly;

•

Incentives focused primarily on the use of broad-based financial metrics (such as growth in operating profit and return on investment), including a mixture of consolidated and business-specific goals, with no one factor receiving an excessive weighting;

•	A mixture of programs that provide focus on both short- and long-term goals and that provide a mixture of cash and equity compensation;

•

Our long-term cash incentive plan focuses on operating earnings growth and average return on operating investment over overlapping three-year award periods. This creates a focus on driving sustained performance over multiple award periods, mitigating the potential for executives to take excessive risks to drive short-term performance spikes in any one award period;

•	Capping the potential payouts—under both short- and long-term incentive plans—to eliminate the potential for dramatic or risky windfalls;

•	A compensation recovery (or “clawback”) policy applicable to all incentive programs;

•	Service-based vesting conditions with respect to equity grants; and

•	The long-term ownership interests in the Company held by our key executive officers and by members of the Board of Directors.

As a result of this review, both management and the Compensation Committee concluded that our total compensation plans, programs and practices are structured in the best interest of the Company and its shareholders. They are appropriately tailored to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to us.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

All members of the Compensation Committee during the 2013 fiscal year, each of whom was listed in “Board and Board Committees—Compensation Committee” were independent directors and no member was an employee or former employee. No Compensation Committee member had any relationship requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Board of Directors or the Compensation Committee during the 2013 fiscal year.

ADDITIONAL INFORMATION REGARDING EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure should be read in conjunction with the CD&A, which presents the objectives of our executive compensation and benefits programs.

Summary Compensation Table for Fiscal 2013

The table below summarizes certain compensation information for fiscal 2013 for our NEOs, who include the CEO, CFO and the three other most highly-compensated executive officers of the Company who were serving as executive officers at the end of fiscal 2013. Mr. Lawrence, the Company’s current Executive Chairman, is identified in the table as Chairman, President and CEO, the roles in which he served during fiscal 2013.

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compen- sation ($) (2)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($) (3)	All Other Compensation ($) (4)	Total ($)
R. Bradley Lawrence	2013	$882,692	588,305	$1,274,944	$773,280	$407,109	$52,618	$3,978,948
Chairman, President and CEO	2012	782,692	—	1,564,732	943,680	662,847	50,216	4,004,167
	2011	682,692	—	1,264,233	436,968	449,335	50,877	2,884,105

Robert D. George	2013	466,885	1,131,387	291,083	309,530	—	39,208	2,238,093
CFO, Vice President and Corporate Development	2012	449,058	—	450,889	441,619	387,394	29,478	1,758,438
	2011	431,971	—	699,567	265,692	230,519	29,220	1,656,969

Alain M. Durand (5)	2013	367,263	513,870	186,293	247,086	4,391	1,688	1,320,591
Group Vice President	2012	336,383	—	285,810	259,352	—	12,057	893,602
	2011	305,422	—	1,015,054	266,817	—	—	1,587,293

Frank E. Houston	2013	422,404	139,495	232,866	263,924	52,710	17,986	1,129,385
Senior Group Vice President	2012	407,404	—	364,654	338,734	373,146	26,064	1,501,001
	2011	392,404	—	373,375	211,932	256,632	15,953	1,250,296

Albert S. Yost	2013	362,327	519,935	195,025	199,877	25,436	60,534	1,363,134
Group Vice President and Treasurer	2012	337,404	—	266,099	249,919	75,942	60,890	990,253
	2011	310,962	—	248,916	153,128	35,575	87,767	836,348

(1)

Represents the aggregate grant date fair value of awards granted during the fiscal year, computed in accordance with ASC 718. Assumptions used to calculate the amounts for fiscal 2013 are included in Note 13, “Employee Stock Plans,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 25, 2013.

(2)

For fiscal 2013, represents amounts earned under the annual incentive plan and the 2011-2013 performance cycle under the LTIP. Amounts earned under the annual incentive plan for fiscal 2013 were: Mr. Lawrence, $599,400; Mr. George, $208,680; Mr. Durand, $205,686;

Mr. Houston, $188,700; Mr. Yost, $149,369. Amounts earned under the 2011-2013 performance cycle under the LTIP were: Mr. Lawrence, $173,880; Mr. George, $100,850; Mr. Durand, $41,400; Mr. Houston, $75,224; Mr. Yost, $50,508.

(3)

Represents the annual increase in the actuarial present value of accumulated benefits under our Pension Plan and Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+). For fiscal 2013, the aggregate change in pension value for Mr. George was ($44,856).

(4)

For fiscal 2013, includes match payments under the Company’s 401(k) plan ($7,650 for each NEO, except for Mr. Durand ($1,688), and the Company’s Supplemental Executive Retirement & Deferred Compensation Plan (Mr. Lawrence, $33,722; Mr. George, $12,163; Mr. Houston, $10,336; Mr. Yost, $6,827)). Also includes the following for each NEO: Mr. Lawrence (automobile allowance and club memberships); Mr. George (automobile allowance, financial planning, club memberships and cost of annual physical); Mr. Yost (automobile allowance, financial planning and club memberships). For Mr. Yost, the amount also includes $20,613 for a housing stipend and $7,214 of tax gross-up on the housing stipend. We value the incremental cost to us for these benefits based on the actual costs or charges incurred by us for the benefits.

(5)

Being a French employee, Mr. Durand’s compensation is denominated in euros, except for the stock and option award values, which are denominated in USD. Due to tax requirements, Mr. Durand’s compensation is allocated 60% to work performed in France and 40% to work performed in the U.S. The U.S. conversion of his salary paid in the U.S. is updated twice a year. All other compensation received in France was converted using the average exchange rate for the 12 month period of fiscal 2013: U.S.$1.00 = €0.755.

Grants of Plan-Based Awards Table for Fiscal 2013

The following table provides information regarding grants of plan-based awards to the NEOs under our 2013 Annual Incentive Compensation Plan, LTIP, the 2004 Equity Incentive Plan and the 2013 Equity Incentive Plan during fiscal 2013.

Name	Approval Date			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards ($)
		Grant Date		Threshold ($)	Target ($)	Maximum ($)
R. Bradley Lawrence	—	—	(1)	$202,500	$810,000	$1,620,000	—	—	$—	$—
	—	—	(2)	—	675,000	2,700,000	—	—	—	—
	12/06/12	12/06/12	(3)	—	—	—	—	43,800	60.65	1,274,944
	12/06/12	12/06/12	(4)	—	—	—	9,700	—	—	588,305
Robert D. George	—	—	(1)	70,500	282,000	564,000	—	—	—	—
	—	—	(2)	—	263,200	1,052,800	—	—	—	—
	12/06/12	12/06/12	(3)	—	—	—	—	10,000	60.65	291,083
	12/06/12	12/06/12	(4)	—	—	—	2,800	—	—	169,820
	09/11/13	09/11/13	(5)	—	—	—	11,880	—	—	961,567
Alain M. Durand	—	—	(1)	48,510	194,040	388,080	—	—	—	—
	—	—	(2)	—	169,344	677,376	—	—	—	—
	12/06/12	12/06/12	(3)	—	—	—	—	6,400	60.65	186,293
	12/06/12	12/06/12	(4)	—	—	—	1,800	—	—	109,170
	09/11/13	09/11/13	(5)	—	—	—	5,000	—	—	404,700
Frank E. Houston	—	—	(1)	63,750	255,000	510,000	—	—	—	—
	—	—	(2)	—	212,500	850,000	—	—	—	—
	12/06/12	12/06/12	(3)	—	—	—	—	8,000	60.65	232,866
	12/06/12	12/06/12	(4)	—	—	—	2,300	—	—	139,495
Albert S. Yost	—	—	(1)	50,463	201,850	403,700	—	—	—	—
	—	—	(2)	—	176,160	704,640	—	—	—	—
	12/06/12	12/06/12	(3)	—	—	—	—	6,700	60.65	195,026
	12/06/12	12/06/12	(4)	—	—	—	1,900	—	—	115,235
	09/11/13	09/11/13	(5)	—	—	—	5,000	—	—	404,700

(1)

This shows the potential value of the payout for each NEO under the 2013 Annual Incentive Compensation Plan if the threshold, target or maximum goals are satisfied. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation for determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Actual amounts earned are disclosed in the Summary Compensation Table for Fiscal 2013 in this proxy statement. The amounts above for Mr. Durand were converted using a spot rate of U.S. $1.00 = €0.794.

(2)

This shows the potential value of the payout for each NEO under the LTIP if the target or maximum goals of the 2013-2015 performance cycle are satisfied. There is no threshold for this award. The potential payouts are performance driven and therefore completely at risk. The business measurements, performance goals and calculation determining the payout are described in the Compensation Discussion and Analysis section of this proxy statement. Any payouts under the 2013-2015 performance cycle will be made in fiscal 2016. The amounts above for Mr. Durand were converted using a spot rate of U.S. $1.00 = €0.794.

(3)

The option grants were made pursuant to the Company’s 2004 Equity Incentive Plan. The exercise price of the options is equal to the closing price of the Common Stock on the date of grant. The options vest at the rate of twenty-five percent per year on each of the first four anniversaries of the date of grant.

(4)	The restricted stock units were granted pursuant to the Company’s 2004 Equity Incentive Plan. They vest in full on the third anniversary of the date of grant.

(5)	The restricted stock units were granted pursuant to the Company’s 2013 Equity Incentive Plan. They vest 50% on December 15, 2014, 25% on December 15, 2015, and 25% on December 15, 2016.

Annual Incentive Compensation Plan and LTIP

Payments under the 2013 Annual Incentive Compensation Plan and the LTIP are tied to key measures of corporate performance relating to the following financial objectives: earnings per share, return on sales, growth in earnings per share and return on invested capital. For additional information regarding the 2013 Annual Incentive Compensation Plan and the LTIP, please refer to the Compensation Discussion and Analysis section of this proxy statement.

2004 Equity Incentive Plan

Equity awards granted to our executive officers in December 2012 consisted of stock options and restricted stock units granted under the Company’s 2004 Equity Incentive Plan. Stock options have a term of ten years and typically vest in equal annual installments over the period from the date of grant until the fourth anniversary of the date of grant. The exercise price for all stock options is equal to the closing price of the Common Stock on the date of grant. Restricted stock units generally have a three-year cliff vesting.

2013 Equity Incentive Plan

Equity awards granted to our executive officers in September 2013 consisted of special restricted stock units granted under the Company’s 2013 Equity Incentive Plan. These one-time awards vest 50% on December 15, 2014, 25% on December 15, 2015, and 25% on December 15, 2016.

Offer Letter to Albert S. Yost

Pursuant to Mr. Yost’s offer letter on November 23, 2009, in addition to other standard compensation arrangements, Mr. Yost received a temporary annual housing stipend of $55,650 for two years ending in November 2011, and of $27,825 for two years ending in November 2013, which reflects the increase in housing expense in moving to the Bellevue, Washington area.

Offer Letter to Alain M. Durand

Pursuant to Mr. Durand’s offer letter dated June 14, 2011, in addition to standard compensation arrangements, Mr. Durand agreed to a change of control agreement which is standard for all executive officers, with the exception that due to certain dismissal indemnities and unemployment insurance arrangements that are typical for French executives and already in place as part of Mr. Durand’s employment terms, the amount to be paid should there be a change in control would be reduced by the amount due to Mr. Durand under the dismissal indemnity and unemployment insurance arrangements. Mr. Durand also continues to receive unemployment insurance he had prior to his appointment as Group Vice President.

Pursuant to his offer letter, Mr. Durand is also entitled to receive supplemental retirement benefits formulated to give him a total retirement benefit equivalent to what is available for the other U.S.-based executives (apart from the CEO). This supplemental retirement benefit is structured to be funded exclusively through a defined contribution funding method, the formula for which considers expected income from both public and private sources and includes the same compensation sources and target income replacement ratios as the U.S. officers. Annual defined contribution funding to achieve the target is 10% of Mr. Durand’s eligible compensation and will be funded solely in the Company’s Supplemental Executive Retirement and Deferred Compensation Plan. The Company consults with executive compensation consultants and actuaries from Towers Watson in France and the U.S. to determine the annual funding level.

Fixed Cash Compensation in Proportion to Total Compensation

The proportion of fixed cash compensation (salary) compared to total compensation (as reported in the Summary Compensation Table for Fiscal 2013 included in this proxy statement) varies somewhat among the NEOs. Specifically, allocation among the different components of compensation varies based on the position and level of responsibility and on market data provided by Semler Brossy that reflects the practices of other companies. For example, those NEOs with the greater ability to influence our performance will have a higher level of at-risk compensation in the form of an increased percentage of total compensation in stock options and cash-based incentive plan target awards. The lower the level of influence of an executive, the higher the percentage of their total compensation is in the form of base salary with a correspondingly lower percentage of stock options and cash-based incentive plan target awards. In general, the proportion of at-risk compensation increases with base salary level, which usually indicates relative scope and level of responsibility, such that those with higher salaries also have more of their total compensation at risk. Accordingly, executive compensation for higher-level executives is set to align closely with shareholder and Company long-term shared interests. In fiscal 2013, the percentage of fixed cash compensation as compared to total compensation was 23% for the CEO. For the other NEOs, the average percentage of fixed cash compensation as compared to total compensation was 35%.

Outstanding Equity Awards Table at Fiscal Year End 2013

The following table summarizes the total outstanding equity awards held as of October 25, 2013, by each of the NEOs. The market value of the restricted stock units is based on the closing price of the Company’s common stock on October 25, 2013, which was $80.80.

Name	Grant Date		Option Awards				Stock Awards
			Number of Securities Underlying Unexercised Options		Option	Option Expiration Date	Number of Units of Stock That Have Not	Market Value of Units of Stock That Have Not
			Exercisable (#)	Unexercisable (#)	Exercise Price ($)		Vested (#)	Vested ($)
R. Bradley Lawrence	12/07/06	(1)	25,000	—	$38.91	12/07/16	—	—
	12/06/07	(1)	8,800	—	53.00	12/06/17	—	—
	12/11/08	(1)	15,800	—	32.00	12/11/18	—	—
	06/04/09	(1)	20,000	—	29.86	06/04/19	—	—
	11/02/09	(1)	22,500	7,500	42.10	11/02/19	—	—
	12/10/09	(1)	39,000	13,000	41.00	12/10/19	—	—
	12/09/10	(1)	19,300	19,300	64.56	12/09/20	—	—
	12/08/11	(1)	15,150	45,450	51.08	12/08/21	—	—
	01/04/12	(2)	1,150	1,150	64.56	01/04/22	—	—
	12/06/12	(1)	—	43,800	60.56	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	9,700	783,760
Robert D. George	06/02/05	(1)	5,500	—	38.90	06/02/15	—	—
	12/08/05	(1)	17,500	—	38.98	12/08/15	—	—
	12/07/06	(1)	20,800	—	38.91	12/07/16	—	—
	12/06/07	(1)	17,100	—	53.00	12/06/17	—	—
	12/11/08	(1)	26,700	—	32.00	12/11/18	—	—
	12/10/09	(1)	16,275	5,425	41.00	12/10/19	—	—
	12/09/10	(1)	7,650	7,650	64.56	12/09/20	—	—
	07/26/11	(1)	2,500	2,500	78.24	07/26/21	—	—
	12/08/11	(1)	4,575	13,725	51.08	12/08/21	—	—
	12/06/12	(1)	—	10,000	60.56	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	2,800	226,240
	09/11/13	(4)	—	—	—	—	11,880	959,904
Alain M. Durand	12/10/09	(1)	—	1,075	41.00	12/10/19	—	—
	12/09/10	(1)	1,300	1,300	64.56	12/09/20	—	—
	06/08/11	(1)	12,500	12,500	73.32	06/08/21	—	—
	12/08/11	(1)	—	8,700	51.08	12/08/21	—	—
	12/06/12	(1)	—	6,400	60.56	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	1,800	145,440
	09/11/13	(4)	—	—	—	—	5,000	404,000
Frank E. Houston	12/07/06	(1)	11,500	—	38.91	12/07/16	—	—
	12/06/07	(1)	9,800	—	53.00	12/06/17	—	—
	12/11/08	(1)	17,300	—	32.00	12/11/18	—	—
	12/10/09	(1)	12,150	4,050	41.00	12/10/19	—	—
	12/09/10	(1)	5,700	5,700	64.56	12/09/20	—	—
	12/08/11	(1)	3,700	11,100	51.08	12/08/21	—	—
	12/06/12	(1)	—	8,000	60.56	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	2,300	185,840
Albert S. Yost	11/23/09	(1)	18,750	6,250	41.97	11/23/19	—	—
	12/09/10	(1)	3,800	3,800	64.56	12/09/20	—	—
	12/08/11	(1)	2,700	8,100	51.08	12/08/21	—	—
	12/06/12	(1)	—	6,700	60.56	12/06/22	—	—
	12/06/12	(3)	—	—	—	—	1,900	153,250
	09/11/13	(4)	—	—	—	—	5,000	404,000

(1)	Options vest and become exercisable in four equal annual installments beginning on the first anniversary of the grant date.

(2)

One fourth of the option vested and became exercisable immediately on the grant date and the remaining portion of the option vests and becomes exercisable in three equal annual installments beginning on the first anniversary of the grant date.

(3)	Restricted stock units that fully vest on the third anniversary of the grant date.

(4)	Restricted stock units that are scheduled to vest at a rate of 50% on December 15, 2014, 25% on December 15, 2015 and 25% on December 15, 2016.

Option Exercises and Stock Vested in Fiscal 2013

The following table summarizes the option awards exercised during fiscal 2013 for each of the NEOs. No restricted stock unit awards vested in fiscal 2013.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)
R. Bradley Lawrence	7,500	$278,560
Robert D. George	24,000	1,137,253
Alain M. Durand	8,000	219,233
Frank E. Houston	—	—
Albert S. Yost	7,025	221,955

(1)	Represents the difference between the exercise price and the fair market value of our Common Stock on the date of exercise.

Retirement Benefits

Pension Benefits for Fiscal 2013

The table below provides information as of October 25, 2013, regarding the number of years of credited service, the present value of accumulated benefits payable at normal retirement age, and any payments made during the last fiscal year with respect to the Esterline Technologies Retirement Plan (the “Pension Plan”), the Esterline Corporation Supplemental Retirement Income Plan for Key Executives (the “SERP Pre 2005”), and the Esterline Technologies Corporation Supplemental Retirement Income Plan (the “SERP 2005+”). Esterline froze the SERP Pre 2005 plan on December 31, 2004, and the SERP 2005+ plan became effective January 1, 2005. No payments were made from these plans to any of the NEOs during fiscal 2013.

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
R. Bradley Lawrence	Pension Plan	6.77	$139,466	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+ (2)	11.12	2,133,416	—

	Total		$2,272,882	$—

Robert D. George	Pension Plan	15.83	$474,462	$—
	SERP Pre 2005	7.00	170,825	—
	SERP 2005+	8.83	744,760	—

	Total		$1,390,047	$—

Alain M. Durand	Pension Plan	.33	$4,391	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	N/A	—	—

	Total		$4,391	$—

Frank E. Houston	Pension Plan	27.83	$1,052,081	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	8.59	496.504	—

	Total		$1,548,585	$—

Albert S. Yost	Pension Plan	6.19	$121,426	$—
	SERP Pre 2005	N/A	—	—
	SERP 2005+	3.94	56,372	—

	Total		$177,798	$—

(1)

The assumptions and methodology used in calculating the estimated present values shown in this column are generally consistent with those used and disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended October 25, 2013, except that the NEOs are assumed to retire at their earliest unreduced retirement age (age 65) or their current age, if later, and no pre-retirement terminations or deaths are assumed to occur. Also, no additional compensation or service is assumed beyond the October 25, 2013, calculation date. The specific relevant assumptions include a discount rate of 4.70% and post-retirement mortality based on the 2014 PPA Combined Mortality tables for males and females.

(2)

Effective November 1, 2009, with the promotion to CEO, Mr. Lawrence received a SERP formula enhancement. The enhancement includes accruing SERP 2005+ benefits using the Pension Plan’s final average pay formula and recognizes services under the plan from his date of hire rather than from his original SERP appointment. The present value of the enhancement is $1,709,174 as of the end of fiscal 2013.

(3)

Mr. Durand became a participant in the Pension Plan in 2013. He is not eligible to participate in the SERP 2005+. Please refer to the Compensation Discussion and Analysis section of the Proxy Statement for details on benefits tailored for Mr. Durand.

Esterline’s Pension Plan is a broad based, tax-qualified defined benefit pension plan that provides a benefit to eligible employees of the Company. Approximately 40% of all U.S. employees are eligible to participate in the Pension Plan.

Qualified pension benefits are based on a final average pay formula, which takes into account years of service and highest five-year average earnings, or a cash balance formula, with annual pay credits ranging from 2% to 6% of earnings plus an additional 2% of earnings in excess of the annual Social Security Taxable Wage Base, and interest credits which vary annually based on certain external indices. Earnings include base pay and annual and long-term incentive pay subject to statutory limitations. As of January 1, 2003, participants were given the option of continuing to accrue benefits under the final average pay formula, or to earn benefits under the cash balance formula. Since that date, all new participants are enrolled in the cash balance formula. Participants earning benefits under the final average pay formula must contribute 1% of after-tax compensation each year, while no employee contributions are required under the cash balance formula.

The standard form of benefit payment is a single life annuity for participants who are not married and a 50% joint and surviving spouse annuity for married participants. Alternatively, participants may elect a joint and surviving spouse annuity with a continuation percentage of 75% or 100%, or a life annuity with payments guaranteed for a 5-year, 10-year or 15-year period. Benefits earned under the cash balance formula may also be paid as a lump sum.

The annual benefit at normal retirement (age 65) under the final average pay formula is the participant’s highest five-year average pay less the participant’s primary Social Security benefit times 1.6%, times the participant’s credited service up to 30 years. Participants are eligible to receive early retirement benefits when they have completed five years of plan participation and their age plus service equals 65 years. NEOs who are eligible for early retirement are Mr. George and Mr. Houston. Mr. Houston is eligible under the Pension Plan and the SERP 2005+. Mr. George is eligible under the Pension Plan, the SERP Pre 2005, and the SERP 2005+. For participants who elect to receive benefits prior to age 65, benefits are reduced by 6 2/3% per year between ages 60 and 65, 3 1/3% per year between ages 55 and 60, 3% per year between ages 50 and 55, and 2% per year below age 50.

The Supplemental Executive Retirement Plans (SERP – Pre 2005 and 2005+) provide benefit formulas and early retirement formulas that are similar to the final average pay formula and the cash balance formula in the Pension Plan, but permit benefits to be earned on compensation that is in excess of certain statutory limits that apply to the Pension Plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the benefit formulas of the SERPs.

Nonqualified Deferred Compensation Table for Fiscal 2013

The table below provides information as of October 25, 2013, regarding each NEO’s activity in the Esterline Technologies Supplemental Executive Retirement & Deferred Compensation Plan (the “DC SERP”). It includes information on executive voluntary contributions, Company contributions and aggregate earnings during the fiscal year. There were no distributions from the DC SERP in fiscal 2013.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year End ($) (4)
R. Bradley Lawrence	$74,473	$33,722	$80,798	$—	$481,017
Robert D. George	68,800	12,163	127,669	—	647,576
Alain M. Durand (5)	—	—	—	—	—
Frank E. Houston	37,380	10,336	14,869	—	228,566
Albert S. Yost	36,828	6,827	38,533	—	326,149

(1)	Represents elective deferrals of compensation that are also reported as compensation earned in the Summary Compensation Table for Fiscal 2013 in this proxy statement.

(2)

Represents Company matching contributions to the DC SERP earned in fiscal 2013. Company contributions are also reported in the All Other Compensation column of the Summary Compensation Table for Fiscal 2013 in this proxy statement.

(3)	Represents increases/decreases due to dividends, earnings, fees and investment gains/losses.

(4)

Does not include Company contributions earned in fiscal 2013 that will not be made until early 2014 following calendar and qualified plan year closing activities. Includes amount reported in prior years.

(5)

Mr. Durand was offered the opportunity to participate in the DC SERP in connection with his promotion to Group Vice President in fiscal 2011. Being a French employee, Mr. Durand needed to complete certain requirements for eligibility in the DC SERP. Those requirements were completed in fiscal 2013, and the funding for his benefits for fiscal 2011 and fiscal 2012 was completed in fiscal 2014.

The DC SERP became effective on January 1, 2007. The plan provides an opportunity for participants to defer a portion of their cash compensation to be paid as a lump sum or in 10 annual installments upon retirement or at another future date. The executives may defer up to 75% of base pay and annual incentive compensation and up to 100% of long-term incentive compensation. Investment earnings are pursuant to each executive’s individual elections from among available investment options, substantially similar to those in the Company’s tax-qualified 401(k) plan, and are subject to daily valuation.

The DC SERP provides a Company match on part of the deferred compensation based on a formula that is substantially the same as that in the Company’s tax-qualified 401(k) plan. The Company match applies to deferred compensation amounts that exceed certain statutory limits in the tax-qualified 401(k) plan. However, amounts earned under the long-term incentive compensation plan are excluded from earnings used in the match calculation of the DC SERP.

Termination of Employment and Change in Control Arrangements

Termination Protection Agreements. The Company has entered into termination protection agreements with the NEOs which are designed to induce them to remain in the employ of the Company or any successor company in the event of a “Change in Control Event” by assuring compensation benefits if an officer is terminated without “Cause” or resigns for “Good Reason,” as defined in the agreements. In the event of such termination within two years after the day preceding a Change in Control Event, the agreements provide for:

•

a pro rata amount of the average compensation received during the prior two years, calculated as follows: the average compensation received during the prior two years multiplied by a fraction, the numerator of which is the number of days the executive was employed during the fiscal year in which termination occurs and the denominator of which is 365, with the product reduced (but not below zero) by the base salary and car allowance paid to the executive with respect to his/her employment during the fiscal year in which termination occurs;

•	a lump sum payment equal to all other earned, but unpaid amounts;

•	a lump sum payment equal to three times the average compensation paid during the prior two years;

•	reimbursement of certain legal fees and expenses associated with enforcing the agreement; and

•

continuation of life insurance, health and accident and disability benefits for the remainder of the initial two-year period or until other full-time employment is accepted, unless participation in the Company’s plans or programs is not practicable, in which case the Company may provide the executive with substantially similar benefits or cash compensation on an after-tax basis sufficient for the executive to purchase such benefits.

In the event any payments under the termination protection agreements are considered to be “excess parachute payments” under Section 280G of the IRC, either alone or together with other Company payments, the payments will be reduced so that the payments will not be treated as “excess parachute payments.” However, this payment reduction will only take place if the reduction would provide to the officer a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

As stated in his offer letter, Mr. Durand agreed to a change of control agreement which is standard for all executive officers, with the exception that due to certain dismissal indemnities and unemployment insurance arrangements that are typical for French executives and already in place as part of Mr. Durand’s employment terms, the amount to be paid should there be a change in control would be reduced by the amount due to Mr. Durand under the dismissal indemnity and unemployment insurance arrangements.

For purposes of the termination protection agreements, the following definitions apply:

“Cause” is generally defined as:

•

the willful and continued failure by the executive to substantially perform his duties and obligations to the Company (other than any such failure resulting from illness, sickness, or physical or mental incapacity) which failure continues after the Company has given notice to the executive; or

•	the willful engaging by the executive in misconduct that is significantly injurious to the Company, monetarily or otherwise.

“Good Reason” is generally defined as:

•

a material diminution in the executive’s authority, duties, or responsibilities, including, for example, assignment to the executive of any duties inconsistent with, or the reduction of powers or functions associated with, his positions, duties, responsibilities and status with the Company immediately prior to the transaction or any removal of the executive from or any failure to re-elect the executive to any positions or offices the executive held immediately prior to the transaction, except in connection with the termination of the executive’s employment by the Company for cause or for disability, or a material negative change in the employment relationship, such as the failure to maintain a working environment conducive to the performance of the executive’s duties or the effective exercise of the powers or functions associated with the executive’s position, responsibilities and status with the Company immediately prior to the transaction;

•	the Company’s failure to pay the executive a monthly base salary at least equal to the then applicable minimum base salary provided for in the agreement;

•

the Company’s failure to pay the executive, within 75 days following the end of a fiscal year, compensation with respect to each such fiscal year ending after the transaction in an amount at least equal to the minimum total compensation provided for in the agreement;

•	the Company’s mandatory transfer of the executive to another geographic location, without the executive’s consent, outside of a twenty (20) mile radius from the executive’s current location;

•

Company action or omission, in its capacity as a plan administrator or otherwise, that would adversely affect the executive’s participation in any fringe benefit program in effect at the time of the transaction, or materially reduce the value of his or her benefits under any such program; or

•	failure by the Company to obtain an assumption of the obligations of the Company to perform the agreement by any successor.

Termination of employment by the executive will not be deemed to be for “Good Reason” unless the executive provides notice to the Company of the Good Reason conduct or event within 90 days of its occurrence and the Company has a 30-day opportunity after such notice to cure such conduct or event.

“Change in Control Event” is generally defined as:

•

an acquisition by any individual, entity or group of beneficial ownership of 30% or more of either (1) the then outstanding shares of Common Stock of the Company or (2) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, excluding, certain acquisitions involving the Company or a related company; or

•

a change in the composition of the Board during any two-year period such that the incumbent Board members cease for any reason to constitute at least a majority of the Board (not including directors whose election was approved by at least two-thirds of the incumbent Board).

Equity Plans. Options granted pursuant to the Company’s 2004 Equity Incentive Plan or the 2013 Equity Incentive Plan to our executive officers on or after December 10, 2009, continue to vest in accordance with the normal vesting schedule in the event of termination due to “Full Retirement,” generally defined as a voluntary termination when the participant is age 65 or older and that is a bona fide end to the participant’s career in the industries and markets within which the Company does business. For restricted stock units granted pursuant to the Company’s 2004 Equity Incentive Plan or the 2013 Equity Incentive Plan, the Compensation Committee has in its sole discretion the ability to provide that all unvested units become vested upon “Full Retirement.”

In addition, pursuant to the Company’s 2004 Equity Incentive Plan or the 2013 Equity Incentive Plan, all options and restricted stock units held by the NEOs become fully and immediately vested and exercisable, as applicable, immediately prior to certain company transactions, unless such awards are converted, assumed, or replaced by the successor company. All options and restricted stock units held by the NEOs become fully and immediately vested and exercisable immediately prior to a change in control.

The restricted stock units granted to each of Messrs. George, Durand and Yost on September 11, 2013, vest 50% on December 15, 2014 and vest 25% on each of December 15, 2015 and December 15, 2016. In the event of the termination of service of Messrs. George, Durand and Yost by the Company without Cause (as defined above) or by the executive officer with “good reason,” the unvested restricted stock units due to vest on the following December 15th, if any, will vest immediately as of the date of termination of service. In the discretion of the Compensation Committee, any unvested units may become vested units upon “Full Retirement” of Mr. George, Mr. Durand or Mr. Yost, respectively, as described above. For purposes of these restricted stock units, “good reason” is defined as (1) a material diminution in the executive’s authority, duties or responsibilities in the circumstances described in the first bullet under the definition of Good Reason above; (2) a reduction in the value of the executive’s annual structural compensation of 10% or more, whether delivered as direct, indirect, or fringe benefit compensation; (3) executive’s transfer by the Company to another geographic location, without the executive’s consent, outside a twenty (20) mile radius; or (4) failure by the Company to obtain an assumption of its obligations under the agreements governing the restricted stock units by any successor.

For purposes of the 2004 Equity Incentive Plan and the 2013 Equity Incentive Plan, the following definitions generally apply:

A company transaction is generally defined as the consummation of any of the following:

•	a merger or consolidation of the Company with or into any other company or other entity;

•	a sale in one transaction or a series of transactions undertaken with a common purpose of at least 50% of the Company’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer in one transaction or a series of related transactions undertaken with a common purpose of at least 50% of the Company’s assets,

and excludes a transaction pursuant to which:

•

the beneficial ownership of the Company or the resulting company remains the same with respect to at least 70% of the voting power of the outstanding voting securities in substantially the same proportions as immediately prior to such transaction;

•

no entity (other than the Company or an affiliate) will beneficially own 30% or more of the outstanding shares of Common Stock of the resulting company or the voting power of the outstanding voting securities; and

•	the Company’s incumbent board will, after the transaction, constitute at least a majority of the board of the company resulting from such transaction.

A change in control is generally defined as the occurrence of any of the following events:

•

an acquisition of beneficial ownership of 30% or more of either (a) the then outstanding shares of Common Stock of the Company or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company, or an acquisition pursuant to certain related party transactions); or

•

a change in the composition of the Board during any two-year period such that the incumbent board members cease to constitute at least a majority (not including directors whose election was approved by at least two-thirds of the incumbent board).

Annual Incentive Compensation Plan. Under the terms of the 2013 Annual Incentive Compensation Plan, participants must remain employed by the Company through the entire fiscal year and through the payment date (within 60 days following fiscal year-end) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to a pro-rata amount based on the participant’s period of active employment. Payments made under the 2013 Annual Incentive Compensation Plan are subject to the Company’s compensation recovery, or “clawback,” policy.

Long-Term Incentive Plan. Under the terms of the LTIP, participants must be actively employed by the Company through the entire performance period and through the payment date (no later than two-and-a-half months following approval by the Audit Committee of the Company’s financial reports for the pertinent fiscal periods) to be entitled to receive payment, unless termination is due to retirement, disability or death, in which case the participant will be entitled to the actual award for the full performance period in the normal course so long as the participant completed at least one year of continuous employment during the performance period. Payments made under the LTIP are subject to the Company’s compensation recovery, or “clawback,” policy.

Pension Plans. Under the terms of the Pension Plan and SERPs (Pre 2005 and 2005+), a participant must earn five years of service to receive a termination benefit. Disability benefits are available to any active participant who becomes totally and permanently disabled and remains so until normal retirement age. The disability benefit is calculated assuming the rate of pay at disability continues in effect until normal retirement age, and includes service from the date of disability until normal retirement age. Normal retirement age is 65, with 5 years of service, and early retirement can occur once a participant’s age plus years of service equal at least 65 years.

Potential Payments Upon Termination of Employment or Change in Control

The estimated potential incremental payments and benefits for the NEOs under each termination scenario are outlined in the following table. The table does not include amounts payable under the DC SERP and benefits generally available to all employees on a non-discriminatory basis or earned benefits, which are payments and benefits that the NEOs would have already earned during their employment with us whether or not a termination or change in control event had occurred. Actual amounts payable can only be determined at the time of termination or change in control.

Name	Benefit	Termination Scenario (1)
		Voluntary ($)	Retirement, Death or Disability ($)	Involuntary Termination Without Cause or for Good Reason ($)	Change in Control Termination ($)
R. Bradley Lawrence	Severance Payment (2)	$—	$—	$—	$5,232,297
	Cash Incentives (3)	—	2,074,290	—	851,446
	Accelerated Equity (4)	—	783,760	—	4,156,862
	Continued Equity Vesting (5)	—	3,082,852	—	—
	Benefit Continuation (6)	—	—	—	27,343
Robert D. George	Severance Payment (2)	$—	$—	$—	$2,592,696
	Cash Incentives (3)	—	867,351	—	387,351
	Accelerated Equity (4)	—	1,186,144	479,952	2,142,102
	Continued Equity Vesting (5)	—	955,958	—	—
	Benefit Continuation (6)	—	—	—	41,774
	Excess Retirement Benefit (7)	—	169,065	—	—
Alain M. Durand	Severance Payment (2)	$—	$—	$—	$1,693,577
	Cash Incentives (3)	—	563,319	—	197,262
	Accelerated Equity (4)	—	549,440	202,000	1,094,361
	Continued Equity Vesting (5)	—	588,996	—	—
Frank E. Houston	Severance Payment (2)	$—	$—	$—	$2,227,901
	Cash Incentives (3)	—	714,339	—	310,245
	Accelerated Equity (4)	—	185,840	—	930,690
	Continued Equity Vesting (5)	—	744,850	—	—
	Benefit Continuation (6)	—	—	—	30,271
	Excess Retirement Benefit (7)	—	5,904	—	—
	Reduction of CIC Benefits (8)	—	—	—	(56,154)
Albert S. Yost	Severance Payment (2)	$—	$—	$—	$1,789,086
	Cash Incentives (3)	—	549,516	—	224,176
	Accelerated Equity (4)	—	557,520	202,000	1,237,657
	Continued Equity Vesting (5)	—	437,449	—	—
	Benefit Continuation (6)	—	—	—	38,040
	Excess Retirement Benefit (7)	—	332,485	—	—

(1)	All scenarios assume termination and/or change in control occurred on October 25, 2013, the last day of fiscal 2013. The closing price of the Company’s Common Stock on that date was $80.80 per share.

(2)

All executives receive a lump sum payment equal to three times the Minimum Total Compensation, generally defined as the aggregate gross cash compensation paid to the executive during the 24-month period prior to the change in control, divided by two.

(3)

The amounts under the Retirement, Death or Disability column represent (1) actual amounts earned under the 2013 Annual Incentive Compensation Plan and the 2011-2013 performance cycle under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability, plus (2) target amounts under the 2012-2014 and 2013-2015 performance cycles under the LTIP that participants would only be entitled to if termination was due to retirement, death or disability. The terms of the LTIP provide that participants are entitled to the actual award for the full performance period in the event of retirement, death or disability after at least one year of continuous employment during a performance cycle, but the amounts in the table reflect the target amounts for the 2012-2014 and 2013-2015 performance cycles because actual awards under these cycles cannot be determined at this time. The amounts under the Change in Control Termination column represent an amount equal to Minimum Total Compensation minus base salary and car allowance received during the fiscal year.

(4)

The amounts under the Change in Control Termination column represent (1) the difference between the closing price of the Company’s Common Stock on October 25, 2013, and the exercise price of the accelerated options and (2) the value of the accelerated restricted stock units based on the closing price of the Company’s Common Stock on October 25, 2013. Options and restricted stock units accelerate even if the executive’s employment is not terminated. For purposes of stock options and restricted stock units granted under the 2004 Equity Incentive Plan and the 2013 Equity Incentive Plan, this assumes the stock options and restricted stock units are not assumed or substituted for by the successor company in a company transaction. The amounts in the Retirement, Death or Disability column (1) represent the value of the accelerated restricted stock units based on the closing price of the Company’s Common Stock on October 25, 2013, and (2) assumes that the Compensation Committee exercised its discretion in the case of full retirement to provide that all unvested units become vested. The amounts under the Involuntary Termination Without Cause of for Good Reason column represent the value of the accelerated special restricted stock units (granted on September 11, 2013) based on the closing price of the Company’s Common Stock on October 25, 2013.

(5)

Represents the difference between the closing price of the Company’s Common Stock on October 25, 2013, and the exercise price of options that were unvested as of October 25, 2013, but that would have continued to vest after termination of employment due to retirement.

(6)

Represents the cost of continuation of benefits for two years after the transaction, which is the longest period provided for under the termination protection agreements. These benefits include medical, dental, accident, disability and life insurance.

(7)	Represents the value of additional benefits due to termination of employment as a result of disability in excess of what is shown in the Pension Benefits for Fiscal 2013 table in this proxy statement.

(8)

Represents the reduction estimated to be necessary to avoid excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended, on payments related to a change in control. Under the terms of the termination protection agreements, payments are only reduced if the reduction would provide the executive a greater net, after-tax benefit than he or she would receive if the payments were not subject to the reduction.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company reviews related party transactions. Related party transactions are transactions that involve the Company’s directors, executive officers, director nominees, 5% or more beneficial owners of the Company’s Common Stock, immediate family members of these persons, or entities in which one of these persons has a direct or indirect material interest, as specified under applicable SEC regulations. Transactions that are reviewed as related party transactions by the Company are transactions that involve amounts that would exceed $120,000 and/or are required to be disclosed in the proxy statement under SEC regulations and certain other similar transactions. Pursuant to the Company’s Code of Business Conduct and Ethics, employees and directors have a duty to report any potential conflicts of interest to the appropriate level of management or to the Board of Directors, in the case of directors. The Company evaluates these reports along with responses to the Company’s annual director and officer questionnaires for any indication of possible related party transactions. If a transaction is deemed by the Company to be a related party transaction, the information regarding the transaction is forwarded to the Audit Committee for review and approval. Pursuant to the Audit Committee’s charter, it has been delegated the authority to review and approve all related party transactions.

AUDIT COMMITTEE REPORT

The Audit Committee of the Company’s Board of Directors consists of four non-employee directors, each of whom the Board has determined (i) meets the independence criteria specified by the SEC and the requirements of Section 303A.02 and other applicable sections of the NYSE listing standards and (ii) is financially literate in accordance with the requirements of Section 303A.07 of the NYSE listing standards. The Audit Committee annually reviews and reassesses its written charter, a copy of which is available on the Company’s website at www.esterline.com under the Corporate Governance tab.

Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls for financial reporting. The Audit Committee is responsible for overseeing the Company’s financial reporting processes on behalf of the Board of Directors. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed with management the audited financial statements relating to the fiscal year ended October 25, 2013, and discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee selects and retains the Company’s independent registered public accounting firm.

The Audit Committee discussed with the independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters relating to the audit required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16. In addition, the Audit Committee has discussed with the independent registered public accounting firm the accounting firm’s independence from management and the Company and received the written disclosures from the independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board requiring the independent accountant’s communications with the Audit Committee concerning independence.

The Audit Committee discussed with the Company’s internal auditors and the independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended October 25, 2013, for filing with the Securities and Exchange Commission.

Respectfully submitted,

GARY E. PRUITT, CHAIRMAN

PAUL V. HAACK

MARY L. HOWELL

SCOTT E. KUECHLE

JAMES J. MORRIS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

The aggregate fees billed by Ernst & Young LLP, the Company’s independent registered public accounting firm, in fiscal 2013 and 2012 were as follows:

	Fees
	2013	2012
Audit fees (1)	$3,824,460	$3,617,690
Audit-related fees (2)	48,723	49,142
Tax fees (3)	731,613	899,797
All other fees	44,011	30,500

(1)

Includes professional services for the audit of the Company’s annual financial statements, reviews of the financial statements included in the Company’s Form 10-Q filings, services that are normally provided by the Company’s independent registered public accounting firm in connection with statutory and regulatory filings or engagements and services that generally only the independent registered public accounting firm can reasonably provide, such as comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC.

(2)

Includes fees associated with assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements, including, if applicable, fees related to assistance in financial due diligence related to mergers and acquisitions and consultation regarding generally accepted accounting principles.

(4)

Includes fees associated with tax compliance, tax advice, and domestic and international tax planning. This category includes fees relating to tax planning on mergers and acquisitions, restructurings and other services related to tax disclosure and filing requirements.

The Audit Committee has adopted procedures for pre-approving all audit and permissible non-audit services provided by the independent registered public accounting firm. The Audit Committee may either pre-approve such services without consideration of specific case-by-case services (“general approval”) or pre-approve specific services (“specific pre-approval”). Unless a type of service to be provided by the independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee at the following meeting. When pre-approving services, the Audit Committee considers whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee also considers whether the independent registered public accounting firm is best positioned to provide the most effective and efficient services, for reasons such as familiarity with the Company’s business, people, culture, accounting systems, and risk profile and whether the services enhance the Company’s ability to manage or control risks and improve audit quality.

All requests or applications for services to be provided by the independent registered public accounting firm that do not require specific pre-approval by the Audit Committee will be submitted to the CFO and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent registered public accounting firm. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent registered public accounting firm and the CFO and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee has designated the Corporate Controller to monitor the services provided by the independent registered public accounting firm, to determine whether such services are in compliance with the pre-approval policy and to report the results of such monitoring to the Audit Committee on a periodic basis.

EQUITY COMPENSATION PLAN INFORMATION

The following table gives information as of October 25, 2013, about the shares of Common Stock that may be issued upon the exercise of options, warrants and rights under the Amended and Restated 1997 Stock Option Plan, the 2002 Employee Stock Purchase Plan, the 2004 Equity Incentive Plan and the 2013 Equity Incentive Plan, the only equity compensation plans of the Company in effect during the Company’s last fiscal year.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (1)	Weighted average exercise price of outstanding options, warrants and rights (2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column) (3) (4)
Equity compensation plans approved by security holders	1,962,078	$51.68	2,418,051
Equity compensation plans not approved by security holders	—	—	—

Total	1,962,078	$51.68	2,418,051

(1)	Includes 73,460 shares subject to outstanding options under the U.K. ShareSave Scheme, which is a subplan to the 2002 Employee Stock Purchase Plan.

(2)	Excludes restricted stock units, which have no exercise price.

(3)

Of these shares, 1,776,939 shares are available for issuance under the 2013 Equity Incentive Plan and 641,112 shares are available for purchase under the 2002 Employee Stock Purchase Plan (not including the 73,460 shares subject to outstanding options under the U.K. ShareSave Scheme) as of the end of the Company’s last completed fiscal year.

(4)

Pursuant to the 2013 Equity Incentive Plan, each of the Company’s non-employee directors receives an automatic grant of shares of Common Stock not subject to any restriction within 45 days after each annual shareholders meeting with an aggregate market value of $100,000 based on the closing price of the Common Stock on that date.

PROPOSAL TWO:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the Dodd-Frank Act, we are offering our shareholders the opportunity to cast an advisory vote (commonly referred to as the “say on pay” vote) on the Company’s executive compensation program for NEOs. The Board of Directors has determined that it will include this proposal in the Company’s proxy materials annually (with the next vote occurring at the Company’s annual meeting in 2015) until the next required shareholder advisory vote on the frequency of shareholder advisory votes on the compensation of executives. Although this advisory vote is nonbinding, the Board of Directors and the Compensation Committee will take into account the outcome of the vote when considering future compensation decisions for NEOs.

As discussed in the Compensation Discussion and Analysis section of this proxy statement, we believe our compensation program is based on a pay-for-performance structure, is well-aligned with the long-term interests of our shareholders, and is designed to attract, motivate, and retain executive officers who are critical to our success. Some of the features of our compensation program that illustrate our philosophy are:

•

A significant portion of an executive’s compensation is at-risk and is subject to the Company’s performance. In fiscal 2013, the executive compensation package (base salary, short- and long-term incentives at target) included 77% of at-risk compensation for the CEO and an average of 65% of at-risk compensation for the other NEOs.

•

Base salary increases are typically modest and in keeping with market pay data for executives with similar responsibilities and level of experience. Exceptional increases are limited to promotions or situations where the executive’s job performance is strong and his/her base salary is significantly under the market median.

•	Our stock option awards feature graduated vesting over a four-year period.

•	Our restricted stock unit awards generally feature three-year cliff vesting.

•	Our cash-based long-term incentive plan has three-year performance periods to encourage executives to make decisions that align our long-term goals with shareholder interests.

•

Stock Ownership Guidelines require executive officers to acquire and hold certain amounts of the Company’s Common Stock to further strengthen alignment of management’s interests with those of our shareholders.

•	We have established a clawback policy that covers awards under all of our incentive programs and also included prohibitions on hedging/pledging activities under our Insider Trading Policy.

Shareholders are encouraged to read the full details of our executive compensation program as described in the Compensation Discussion and Analysis section of this proxy statement, the accompanying compensation tables and related narrative disclosure to properly evaluate our approach to compensating our executives.

For the reasons provided above, we recommend that the shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s NEOs, as disclosed in the Compensation Discussion and Analysis section of this proxy statement and the accompanying compensation tables and related narrative disclosure in this proxy statement.

The Board of Directors unanimously recommends that you vote FOR this proposal to approve, on an advisory basis, the compensation of the Company’s NEOs.

PROPOSAL THREE:

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Ernst & Young LLP was the independent registered public accounting firm that audited the Company’s consolidated financial statements for the fiscal year ended October 25, 2013. The Audit Committee of the Board of Directors of the Company requests that shareholders ratify its selection of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm to audit its consolidated financial statements for the fiscal year ending October 31, 2014, at its annual meeting.

The Company is not obligated by law, its Restated Certificate of Incorporation or Amended and Restated Bylaws to seek ratification of the directors’ selection of its independent registered public accounting firm, but is doing so as a matter of corporate practice. If the selection of its independent registered public accounting firm is not ratified by shareholders, the Company may continue to use Ernst & Young LLP as its independent registered public accounting firm or, even if shareholders vote in favor of the selection, may select a new firm if, in the opinion of the Audit Committee, such a change would be in the best interests of the Company and its shareholders.

The Company expects that representatives of Ernst & Young LLP will be present at the 2014 annual meeting, will be given the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, generally requires the Company’s directors, executive officers and 10% or greater shareholders to file electronically reports of their ownership of Common Stock and of changes in such ownership to the SEC. SEC regulations also require the Company to identify in this proxy statement any person subject to this requirement who did not file a Section 16 report on a timely basis. Based solely upon a review of such reports furnished to the Company and written representations from the executive officers and directors that no other reports were required, the Company believes that all such reports were filed on a timely basis during fiscal 2013.

OTHER MATTERS

As of the date of this proxy statement, the only matters which management intends to present at the meeting are those set forth in the notice of meeting and in this proxy statement. Management knows of no other matters that may come before the meeting. However, if any other matters properly come before the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting as proxies.

FORM 10-K AND OTHER CORPORATE GOVERNANCE INFORMATION

The 2013 Annual Report of the Company was provided to shareholders with this proxy statement. The Company will furnish without charge a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended October 25, 2013, including the consolidated financial statements and the financial statement schedules, to any shareholder who makes a request. Contact Esterline Technologies Corporation, Attn: Corporate Communications, 500 108th Avenue NE, Suite 1500, Bellevue, WA 98004 or call (425) 453-9400. This proxy statement, the 2013 Annual Report and the Annual Report on Form 10-K for the fiscal year ended October 25, 2013, are also available on the Company’s website, www.esterline.com, under the Investor Relations tab. In addition, shareholders may find information relating to the Company’s corporate governance posted on the Company’s website, www.esterline.com, under the Corporate Governance tab. Documents located in this section include the charters for the Audit, Compensation, and Nominating & Corporate Governance Committees, the Corporate Governance Guidelines and the Code of Business Conduct and Ethics.

SHAREHOLDER PROPOSALS FOR 2015

In accordance with the Company’s Amended and Restated Bylaws, proposals of shareholders of the Company that are intended to be included in the Company’s proxy statement and presented by such shareholders at the Company’s 2015 annual meeting must be received at the Company’s principal executive office not fewer than 120 days nor more than 150 days prior to the date of the 2015 annual meeting of March 11, 2015 and must include the information specified in the Company’s Amended and Restated Bylaws. Accordingly, proposals must be received no earlier than October 12, 2014 and no later than November 11, 2014. Any shareholder proposals submitted after November 11, 2014 will be considered untimely and/or not properly brought before the 2015 annual meeting. A copy of the pertinent Bylaw provisions is available on request to the following address: Corporate Secretary, Esterline Technologies Corporation, 500 108th Avenue NE, Suite 1500, Bellevue, Washington 98004.

Pursuant to Rule 14a-8 of the Exchange Act, in order for a shareholder’s proposal to be eligible for inclusion in the Company’s proxy statement for the 2014 annual meeting, among other things, the proposal must be received by September 26, 2014, the shareholder must own at least one percent of the outstanding shares of Common Stock or shares of Common Stock with a market value of $2,000 for at least one year prior to submitting the proposal, and the shareholder must continue to own such stock through the date of the 2015 annual meeting.

By order of the Board of Directors

/S/ AMY L. WATSON
AMY L. WATSON
Associate General Counsel, and
Corporate Secretary

January 23, 2014

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Esterline Technologies Corporation 01R5JD 4 2 B M + Annual Meeting Proxy Card . C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR the following: 01 - Anthony P. Franceschini* * Each to serve a term that expires in 2017. 02 - James J. Morris* 03 - Henry W. Winship IV* 1. Election of Directors: For Against Abstain 2. To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 25, 2013. For Against Abstain 3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2014. For Against Abstain For Against Abstain For Against Abstain Change of Address — Please print new address below. Comments — Please print your comments below. IMPORTANT ANNUAL MEETING INFORMATION ** To serve a term that expires in 2016. 04 - Curtis C. Reusser** 1234 5678 9012 345 MMMMMMMMMMMM 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MMMMMMM MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MMMMMMMMM C123456789 C 1234567890 J N T 1 8 3 1 5 1 1 MMMMMMMMMMMMMMM 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 ENDORSEMENT_LINE SACKPACK qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on March 4, 2014. Vote by Internet Go to www.envisionreports.com/ESL Or scan the QR code with your smartphone Follow the steps outlined on the secure website Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone Follow the instructions provided by the recorded message

This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints R. Bradley Lawrence, Marcia J. Mason and Amy L. Watson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 5, 2014, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as stated on the reverse side. This proxy when properly executed, will be voted in the manner directed on this proxy card. If no specification is made, a vote FOR all nominees and FOR proposals 2 and 3 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: www.envisionreports.com/ESL (Continued and to be marked, dated and signed, on the other side) . Proxy — Esterline Technologies Corporation qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X Esterline Technologies Corporation 01R5KB 1 U PX + q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Annual Meeting Proxy Card . B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Note: please sign as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. + A Proposals — The Board of Directors recommends a vote FOR the following: 01 - Anthony P. Franceschini* * Each to serve a term that expires in 2017. 02 - James J. Morris* 03 - Henry W. Winship IV* 1. Election of Directors: For Against Abstain 2. To approve, on an advisory basis, the compensation of the Company’s named executive officers for the fiscal year ended October 25, 2013. For Against Abstain 3. To ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending October 31, 2014. For Against Abstain For Against Abstain For Against Abstain IMPORTANT ANNUAL MEETING INFORMATION ** To serve a term that expires in 2016. 04 - Curtis C. Reusser** MMMMMMMMMMMM MMMMMMMMM 1 8 3 1 5 1 2

q PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints R. Bradley Lawrence, Marcia J. Mason and Amy L. Watson and each of them as proxies, each with full power of substitution, to represent and vote for and on behalf of the undersigned, the number of shares of common stock of Esterline Technologies Corporation that the undersigned would be entitled to vote if personally present at the annual meeting of shareholders to be held on March 5, 2014, or at any adjournment or postponement thereof. The undersigned directs that this proxy be voted as stated on the reverse side. This proxy when properly executed, will be voted in the manner directed on this proxy card. If no specification is made, a vote FOR all nominees and FOR proposals 2 and 3 will be entered. In their discretion, the holders of this proxy are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof. The undersigned hereby revokes any proxy or proxies heretofore given for such shares and ratifies all that said proxies or their substitutes may lawfully do by virtue hereof. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2013 Annual Report to Shareholders are available at: www.edocumentview.com/ESL (Continued and to be marked, dated and signed, on the other side) . Proxy — Esterline Technologies Corporation